Exhibit 10.a

CREDIT AND SECURITY AGREEMENT

        THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated as of July 15, 2003, by and between SKYWORKS USA, INC., a Delaware corporation (“Purchaser”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender.

        The parties hereto agree as follows:

ARTICLE 1.         DEFINITIONS AND RELATED TERMS

        SECTION 1.01.         Definitions.   As used in this Agreement, the following terms shall have the following meanings:

        “Account Debtor” means, with respect to an Account Receivable, the Person who is obligated to the Obligee of such Account Receivable.

        “Account Receivable” means an Obligee’s right to the payment of money from an Account Debtor arising out of goods sold or to be sold, property leased or to be leased, and services rendered to be rendered, whether secured or unsecured, whether now existing or hereafter arising, and whether or not specifically sold or purchased in connection with the Program; provided that the parties hereto agree that each such right to payment evidenced by a separate, discrete invoice shall constitute a separate Account Receivable hereunder.

        “Adjusted LIBOR” means, as applicable to any Settlement Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of one percent) by dividing (i) the applicable LIBOR for such Settlement Period by (ii) 1.00 minus the LIBOR Reserve Percentage.

        “Advance” means each extension of credit made by Lender to Purchaser or on Purchaser’s behalf under this Agreement or relating to the Program.

        “Advance Request” means each request substantially in the form of Exhibit A, attached hereto and made a part hereof.

        “Affiliate” of any relevant Person means (i) any Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a “Controlling Person”); (ii) any Person (other than the relevant Person or a Subsidiary of the relevant Person) which is controlled by or is under common control with a Controlling Person; or (iii) any Person (other than a Subsidiary of the relevant Person) of which the relevant Person owns, directly or indirectly, five percent or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Aggregate Advances” means, at any time of determination, the aggregate outstanding principal amount of all Advances.

        “Aggregate Cash Payment” means, as of any Settlement Date, an amount equal to the amount of the Advance (if any) being made on such Settlement Date, plus the collected balance in the Purchaser’s Account as of the open of business on the Preparation Date immediately preceding such Settlement Date (other than that portion of such collected balance which represents collections which have been received, but not yet identified and applied to a specific Account Debtor in an IRPF Receivables Report delivered to Purchaser by Servicer and collections on Unsold Receivables), less the amounts indicated in items (i) through (xi) of Section 2.08(d) in the Credit Agreement, as such items are calculated as of such Settlement Date.

        “Aggregate Insured Value” means, at the time of determination, the aggregate Insured Value of all Purchased Receivables of all Account Debtors.

        “Agreement” means this Credit and Security Agreement, together with all amendments, restatements, supplements, and other modifications hereto.

        “Authority” has the meaning set forth in Section 7.02.

        “Available Proceeds” means, at any time of determination, the then-total amount of proceeds which remains available for payment of claims submitted under the Policy.

        “Bankruptcy Code” means Title 11 of the United States Code, as it may be amended from time to time.

        “Base Rate” means, as of any day, a rate of interest per annum equal to the higher as of such day of (i) Prime Rate, less one percent and (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

        “Bill of Sale” has the meaning give such term in the Purchase Agreement.

        “Blocked Account Agreement” means a Control Agreement for Notification and Acknowledgement of Pledge or Security Interest in Accounts substantially in the form of Exhibit B, attached hereto and made part hereof, with any changes as may be acceptable to Lender in its sole discretion, executed and delivered by Purchaser, the depositary institution at which the Purchaser maintains the Purchaser’s Account, and Lender, as required by Lender.

        “Books and Records” means, with respect to an Obligee’s Accounts Receivable, all of the Obligee’s books, records, computer tapes, programs, and ledger books arising from or relating to such Accounts Receivable.

        “Borrowing Base” means, at any time of determination, the lesser of (a) the Commitment and (b) an amount equal to 85% of the Aggregate Insured Value.

        “Business Day” means each day on which dealings in Dollar deposits are carried out in the London Interbank market and which is not a Saturday, Sunday, or a day on which banking institutions in the States of Pennsylvania or North Carolina are authorized or obligated by law, executive order, or governmental decree to be closed.

        “Cash Price” means, with respect to an Account Receivable which is being purchased on a Settlement Date, an amount equal to the Purchase Price of such Account Receivable, divided by the Purchase Price of all Accounts Receivable of Seller being sold on such Settlement Date, times the Aggregate Cash Payment as of such Settlement Date; provided that the Cash Price for such Account Receivable shall in no event exceed the Purchase Price of such Account Receivable; and provided further, that in no event may the Cash Price of such Account Receivable be less than 85% of its Face Value.

        “Change of Law” has the meaning set forth in Section 7.02.

        “Closing Certificate” has the meaning set forth in Section 8.01(c).

        “Closing Date” means the date of this Agreement as first above written.

        “Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

        “Collateral” means the property in which Lender is granted a security interest pursuant to Section 3.01 or elsewhere in the Program Documents.

        “Collateral Disclosure Certificate” has the meaning given such term in Section 4.15.

        “Commitment” means $50,000,000, as such amount may be reduced from time to time as set forth in Section 2.06.

        “Commitment Fee” has the meaning set forth in Section 2.05.

        “Consolidated Tangible Net Worth” means (a) shareholders’ equity of Seller and its consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of Seller and its consolidated Subsidiaries, as prepared in accordance with GAAP (but excluding any preferred stock of Seller or its consolidated Subsidiaries which, prior to the Scheduled Purchase Termination Date, is either mandatorily redeemable (by sinking fund or similar payments or otherwise) or redeemable at the option of the holder thereof, less (b) the sum of (i) all assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), trademarks, trade names, copyrights, patents and technologies, and unamortized debt discount and expense, (ii) to the extent not included in the foregoing clause (i), any amount at which shares of capital stock of Seller or any of its consolidated Subsidiaries appear as an asset on the balance sheet of Seller and its consolidated subsidiaries, (iii) loans or advances to stockholders, directors, officers, or employees, and (iv) to the extent not included in the foregoing clause (i), deferred expenses.

        “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any of Purchaser or Seller, are treated as a single employer under Section 414 of the Code.

        “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all payment obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases or leases for which such Person retains tax ownership of the property subject to a lease, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or undrawn amounts available to be paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging arrangements, other than commodity hedging agreements entered into by such Person as risk protection rather than as an investment (each valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable agreement, if any), and (x) all Debt of others guaranteed, in any form whatsoever, by such Person.

        “Deduction” means any credit, allowance, discount, setoff, counterclaim, settlement, compromise, return, accord and satisfaction, accommodation, or forgiveness of any nature or type, on, of, or relating to all Accounts Receivable.

        “Default Rate” means, with respect to any of the Obligations, on any day, a rate of interest per annum equal to the sum of (i) the Interest Rate, plus (ii) two percent.

        “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        “Deferred Price” means, with respect to an Account Receivable which is being purchased on a Settlement Date, an amount equal to the Purchase Price of such Account Receivable, less the Cash Price of such Account Receivable.

        “Discharged Receivable” means any Purchased Receivable (a) the Uncollected Value of which was fully and finally paid by the Account Debtor or (b) for which a claim was submitted under the Policy and either (i) initially rejected (regardless of whether there exists any right to resubmit such Purchased Receivable or any right to appeal such rejection) or (ii) paid by Underwriter and the Policy Proceeds received by Lender or deposited into the Purchaser’s Account.

        “Dollars” or “$” means dollars in lawful currency of the United States of America.

        “Effective Date” means the date on which each of the conditions precedent to closing and conditions precedent to the making of the initial Advance are satisfied, as determined by Lender.

        “Eligible Receivable” means each of the Seller’s Accounts Receivable which has been specifically identified and offered for sale by Seller, accepted or approved for purchase by Purchaser, Lender, and Underwriter, and satisfies, at any time of determination, each of the following other criteria:

(a)	Seller has the right to sell such Account Receivable to Purchaser;

(b)	is evidenced by a binding Underlying Contract between Seller and the Account Debtor;

(c)	the right to payment of which has been fully earned by Seller and requires no further performance on Seller’s part and the Account Receivable is due and payable by the Account Debtor in Dollars;

(d)	the Account Debtor related to such Account Receivable is not affiliated with Seller;

(e)	arises out of a bona fide sale from Seller to the Account Debtor related to such Account Receivable in a transaction occurring in the ordinary course of Seller’s business;

(f)	is not within the scope of any exclusions of coverage pursuant to the terms of the Policy;

(g)	at the time of Purchaser’s purchase thereof, is not past due;

(h)

is free from adverse claims, is not subject to any Deductions other than Deductions of which the Purchaser has been notified, has not been sold or pledged to any other Person other than Purchaser or Lender, and is free and clear of all Liens except Liens in favor of Lender;

(i)

upon Purchaser’s purchase thereof and for so long as it remains a Purchased Receivable, Purchaser’s ownership thereof and security interest therein will be evidenced and perfected under the UCC and applicable Financing Statements filed in appropriate offices and will be subject to Lender’s first-priority, perfected security interest; and

(j)

at the time of Purchaser’s purchase thereof, the Account Debtor related to such Account Receivable (i) enjoys the status of being a buyer or account debtor pre-approved by Underwriter or (ii) is otherwise acceptable to Underwriter because of the existence of a discretionary credit limit or similar discretionary approval process allowed under the Policy.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

        “Event of Default” has the meaning set forth in Section 6.01.

        “Face Value” means, with respect to an Account Receivable, the amount the Account Debtor is obligated to pay the Obligee on account of the sale of goods or rendition of services as shown on the face of any related documents (e.g., the Underlying Contract, invoices, purchase orders, or other shipping documents), without including any Deductions, interest, shipping charges, or other extraneous costs and expenses.

        “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions, as determined in good faith by Lender.

        “Final Payment Date” means the date which is nine months after the Purchase Termination Date; provided that, if such date is not a Business Day, then the Final Payment Date shall be the immediately following Business Day.

        “Financing Statement” means any financing statement (as such term is used in the UCC) and any other statement or document which is filed in a public record for the purpose of giving notice of, or perfecting, a Lien, and amendments thereto (including, without limitation, any amendments effecting any assignment of any financing statement from one Person to another).

        “Fiscal Quarter” means any fiscal quarter of Seller.

        “Fiscal Year” means any fiscal year of Seller.

        “GAAP” means generally accepted accounting principles in the United States of America applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

        “Governmental Body” means any court, arbitrator, tribunal, or other governmental authority, agency, or body or any official thereof.

        “Indenture Agreements” means that certain Indenture respecting certain 4 3/4% Convertible Subordinated Notes, by and among Seller, as Issuer, and State Street Bank and Trust Company, as Trustee, dated as of November 12, 2002, and that certain Indenture respecting certain 15% Convertible Senior Subordinated Notes, by and among Seller, as Issuer, and Wachovia Bank, National Association, as Trustee, dated as of November 20, 2002, as each is amended, restated, supplemented, or otherwise modified from time to time.

        “Indenture Default” means any “Event of Default” (as such term is defined in the Indenture Agreements) under the Indenture Agreements.

        “Independent Director” has the meaning given such term in Section 5.10(b).

        “Insured Value” means, with respect to all Purchased Receivables of a particular Account Debtor and at any time of determination, that portion of the Uncollected Value of such Purchased Receivables which (a) does not exceed any buyer, credit, or other limitation established for such Account Debtor by Underwriter pursuant to the Policy, as such limitation exists at such time; (b) is otherwise nominally eligible for payment under the Policy at such time, without regard to the limitations described in the immediately preceding clause (a) or any other credit or Policy limitation set forth in or applicable to the Policy; and (c) was calculated in a manner acceptable to Lender and Purchaser. In determining the Uncollected Value of a Purchased Receivable for purposes of this definition, such value shall be calculated as of the date and time of the most recent IRPF Receivables Report delivered by Servicer or the Lockbox administrator and shall be calculated based solely on the information contained in such IRPF Receivables Report, meaning that collections received, but not yet identified, applied to such Purchased Receivable, or deposited in the Purchaser’s Account, will not be used in determining any part of such Uncollected Value for purposes of this definition.

        “Interest Rate” means (a) a variable rate of interest per annum equal to Adjusted LIBOR, plus 0.40%, which rate shall be adjusted for each Settlement Period as set forth herein or (b) such other rate of interest applicable to the Aggregate Advances as determined from time to time in accordance with Article 7.

        “Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person (including, without limitation, interest rate protection, foreign currency, or other hedging arrangements to be held by such Person as an investment), capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guaranty, suretyship, or assumption of any obligation of such Person or otherwise.

        “IRPF Receivables Report” has the meaning given such term in the Servicing Agreement.

        “LIBOR” means, for the Aggregate Advances outstanding during any Settlement Period:

(a)

the rate of interest per annum at which U.S. Dollar deposits are offered in the London interbank market in an amount approximately equal to the Aggregate Advances for a period of time comparable to such Settlement Period which appears on the Telerate Page 3750 as of 11:00 A.M. London time two Business Days prior to the first Business Day of such Settlement Period; or

(b)

if no such rate appears on the Telerate Page 3750, the rate of interest per annum determined by Lender to be the average of up to four interest rates per annum, at which U.S. Dollar deposits are offered in the London interbank market in an amount approximately equal to the Aggregate Advances for a period of time comparable to such Settlement Period, which appear on the Reuter’s Screen LIBO Page as of 11:00 A.M. London time two Business Days prior to the first Business Day of such Settlement Period, if at least two such offered rates so appear on the Reuter’s Screen LIBO Page; or

(c)

if no such rate appears on the Telerate Page 3750 and fewer than two offered rates appear on the Reuter’s Screen LIBO Page, the rate of interest per annum at which deposits in an amount comparable to the Aggregate Advances and which have a term corresponding to such Settlement Period are offered to Lender by first class banks in the London inter-bank market for delivery in immediately available funds at a non-United States office or international banking facility of Lender, as selected by Lender, on the first day of such Settlement Period as determined by Lender approximately 10:00 A.M. (Philadelphia, Pennsylvania, time) two Business Days prior to the date upon which such Settlement Period is to commence (which determination by such Lender shall, in the absence of manifest error, be conclusive).

        “LIBOR Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Aggregate Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Lender to United States residents). Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

        “Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest, encumbrance, or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a guarantee of Debt of another, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, Purchaser shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement relating to such asset.

        “Lockbox” means a lockbox arrangement on terms, and administered by a financial institution, satisfactory at all times to Lender.

        “Lockbox Agreement” means a lockbox agreement in form and substance satisfactory at all times to Lender, which agreement shall be by and among Lender, Purchaser, and the financial institution which serves as administrator for the Lockbox.

        “Losses” means any liability, damage, costs and expenses, including, without limitation, any attorneys’ fees, disbursements and court costs, in each case reasonably incurred by a Person, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement or any other Program Document, provided, however, that “Losses” shall not include any losses based on claims for benefit-of-the bargain (other than with respect to the Purchase Price), lost opportunity costs or similar claims.

        “Management Expenses” means (a) the management fees, rental fees, phone expenses, and other administrative fees which Purchaser is required to pay under that certain Sublease and Administrative Services Agreement dated as of July 11, 2003, by and between Purchaser and Blue Diamond Realty, L.L.C.; that certain Administrative Manager’s Employment Contract dated as of July 11, 2003, by and between Purchaser and Robert A. Sagedy, Jr.; and that certain Director’s Contract dated as of July 11, 2003, by and between Purchaser and Beth L. Peoples and (b) legal and accounting expenses Purchaser is required to pay to Seller pursuant to that certain Service Allocation Agreement dated as of July 14, 2003, by and between Purchaser and Seller.

        “Margin Stock” means “margin stock” as defined in Regulations T, U or X.

        “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination, or claim or contest by any Person demanding the same, in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Purchaser, (b) the rights and remedies of Lender under the Program Documents, Lender’s security interest and Lien against the Collateral, the ability of Purchaser to perform its obligations with respect to the Obligations or under the Program Documents to which it is a party, or the ability of either the Seller or Servicer to perform its respective obligations under the Program Documents to which it is a party (including, without limitation, the repudiation, revocation or any attempt to do the same by any Person obligated under any other Program Document), as applicable, or (c) the legality, validity or enforceability of any Program Document.

        “Minimum Balance” means, at any time of determination, an amount equal to the greater of (a) sum of (i) the deductible then existing under the Policy, plus (ii) the amount of any additional premiums which, though not currently due and payable, have accrued for payment by Purchaser at the conclusion of the Policy’s term, plus (iii) an amount equal to three month’s interest at an assumed interest rate of two and one-half percent per annum on an amount equal to the initial Commitment, plus (iv) if any governmental authority has entered an order or taken any other official action (provisionally or otherwise) which serves as, or is reasonably intended to result in, a garnishment or similar attachment of any payments owing to Purchaser on account of a Purchased Receivable, an amount equal to the maximum amount of such payments so, or to be, garnished or attached, as such amount is stated in such order or other official pronouncement of such governmental authority and (b) ten percent of the initial Commitment hereunder.

      “Moody’s” means Moody’s Investor Service, Inc.

        “Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

        “Note” means a promissory note substantially in the form attached hereto as Exhibit D, made by Purchaser and payable to Lender in the principal amount equal to the Commitment, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

        “Obligations” means all Debts, indebtedness, liabilities, covenants, duties and other obligations of Purchaser to Lender included or arising from time to time under this Agreement or any other Program Document, whether evidenced by any note or other writing, including, without limitation, principal, interest, fees, costs, attorneys’ fees, and indemnification amounts and any and all extensions or renewals thereof in whole or in part, direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

        “Obligee” means the Person to whom payment of an Account Receivable is owed.

        “Officer’s Certificate” has the meaning set forth in Section 8.01(d).

        “Original Discount” means, with respect to an Account Receivable purchased under the Program, two percent, expressed as a decimal, times the Face Value of such Account Receivable.

        “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        “Permitted Encumbrances” means, as to the Collateral, the Liens granted to Lender under the Program Agreements and any Liens or other claims Seller may have to any Recourse Receivable and its Related Rights and Property which arise after Seller pays the Repurchase Price for such Recourse Receivable and any Liens or other claims Underwriter may have in any Purchased Receivable and its Related Rights and Property on account of having paid Policy Proceeds on such Purchased Receivable.

        “Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

        “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        “Policy” means, in each case in form and substance satisfactory to Lender, (a) a receivables insurance policy and all endorsements and other agreements, documents, and instruments relating thereto, issued by Underwriter to Purchaser, and (b) any replacement, substitution, or extension of, or amendments to, such receivables insurance policy (and all endorsements and other agreements, documents, and instruments relating thereto) issued by Underwriter to Purchaser.

        “Policies and Procedures” has the meaning given such term in the Servicing Agreement.

        “Policy Proceeds” means the proceeds paid by Underwriter on a Purchased Receivable submitted for payment under the Policy.

        “Preparation Date” means each date which is two Business Days before each Settlement Date; provided that the initial Preparation Date shall be the Effective Date.

        “Prime Rate” refers to that interest rate so denominated and set by Lender from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Lender. Lender lends at interest rates above and below the Prime Rate.

        “Program” means the program for the Seller’s sale, and Purchaser’s purchase, of certain of the Seller’s Accounts Receivable, and for the funding of a portion of the Purchase Price thereof by Advances made to Purchaser under this Agreement, all as contemplated by the Program Documents.

        “Program Documents” means each of this Agreement, the Purchase Agreement, the Note, the Servicing Agreement, the Financing Statements, each Settlement Report, each IRPF Receivables Report, each Advance Request, the Subordinated Notes, the Collateral Disclosure Certificate, the Lockbox Agreement (if any), the Blocked Account Agreement (if any), and all other agreements, documents, or instruments entered into in connection with any of the foregoing as the same may be amended, restated, supplemented, or otherwise modified from time to time.

        “Program Termination Date” means the date on which the Obligations shall have been finally paid in full and Lender’s commitment to make Advances has terminated.

        “Public Accountants” means nationally recognized certified public accountants acceptable to Lender.

        “Purchase Agreement” means that certain Receivables Purchase Agreement of even date herewith by and among Seller and Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

        “Purchase Notice” has the meaning given such term in the Purchase Agreement.

        “Purchase Price” means, with respect to any Account Receivable purchased under the Program, the price paid by Purchaser for the purchase of such Account Receivable, which price shall be an amount equal to its Face Value, less the Original Discount, and shall be paid in cash to the extent of the Cash Price and as an accrual on the Subordinated Note to the extent of the Deferred Price.

        “Purchase Termination Date” means the earliest to occur of the following: (a) the date on which the Policy is initially scheduled to expire (or, if the Policy is replaced, substituted, extended, or amended, with Lender’s consent and approval, to provide a later expiration date, then such later expiration date); (b) the Scheduled Purchase Termination Date (provided that the Scheduled Purchase Termination Date is subject to extension for an additional 364 days, in Lender’s sole and absolute discretion, upon Purchaser’s request made in writing not more than sixty and not less than thirty days before the then-pending Scheduled Purchase Termination Date); (c) the date following delivery of any the Seller’s financial statements required to be delivered pursuant to Sections 5.01(a) and (b), and the certificate required pursuant to Section 5.01(d), if such financial statements and certificate indicate that Seller’s Consolidated Tangible Net Worth is less than zero; provided that, in any of the foregoing cases, if such date is not a Business Day, the Purchase Termination Date shall be the Business Day immediately preceding such date.

        “Purchased Receivable” means an Account Receivable which was actually purchased by Purchaser under and in accordance with the terms of the Purchase Agreement; provided that such Account Receivable shall no longer constitute a Purchased Receivable immediately upon its becoming a Recourse Receivable or a Discharged Receivable.

        “Purchaser’s Account” means a deposit account at a domestic financial institution reasonably acceptable to Lender at all times, which account will be owned by Purchaser and into which, inter alia, (a) all collections on all Purchased Receivables, Policy Proceeds not received directly by Lender, and all proceeds of either of them will be deposited and all of Purchaser’s cash will be maintained on deposit and (b) collections on certain Unsold Receivables may be received, to the extent described in the Purchase Agreement and in the other Program Documents; provided, however, that for purposes of calculating the balance of the Purchaser’s Account from time to time under the Program Documents, no items of payment or other collections (or the funds thereof) on any Unsold Receivable shall be included.

        “Recourse Receivable” means any Account Receivable which was purchased by Purchaser under the Program which (a) becomes subject to any dispute between its Account Debtor and Seller (or Purchaser by virtue of Purchaser’s having purchased such Account Receivable) regarding Seller’s performance of its obligations under the Underlying Contract, unless (i) the amount in dispute is less than twenty percent of the Face Value of such Account Receivable, or (ii) if the aggregate amount in dispute with respect to all Purchased Receivables exceeds $5,000,000, the amount in dispute is less than five percent of the Face Value of such Account Receivable and, in either case (i) or (ii), Purchaser and Lender are notified of such dispute in writing and any disputed amount is excluded from the calculation of the Borrowing Base until such dispute is settled, (b) was sold to Purchaser in violation of any representation, warranty, or covenant contained in any Program Document, or (c) was sold to Purchaser fraudulently or unlawfully.

        “Related Rights and Property” means, with respect to an Account Receivable and in each case whether now existing or hereafter acquired or arising, (a) all of Obligee’s interest in all goods represented by such Account Receivable and in all goods returned by, or reclaimed, repossessed, or recovered from, the Account Debtor; (b) all of Obligee’s Books and Records relating to such Account Receivable; (c) all of Obligee’s rights in and to (but not its obligations under) the Underlying Contract; (d) all accounts, instruments, general intangibles, documents, chattel paper, and letter of credit rights related to such Account Receivable; (e) all of the collections or payments received and all of Obligee’s rights to receive payment and collections on such Account Receivable; (f) all of Obligee’s rights as an unpaid lienor or vendor of such goods; (g) all of Obligee’s rights of stoppage in transit, replevin, and reclamation relating to such goods or Account Receivable; (h) all of Obligee’s rights in and to all security for such goods or the payment of such Account Receivable and guaranties thereof; (i) any collections or casualty insurance proceeds or proceeds from any trade receivables or other insurance (including, without limitation, the Policy and Policy Proceeds) collected or paid on account of such Account Receivable or any of the foregoing; and (j) all of Obligee’s rights against third parties with respect thereto.

        “Repurchase Price” means, with respect to any Recourse Receivable, the amount Seller of such Recourse Receivable is required to pay in repurchasing such Recourse Receivable, which amount shall be equal to (a) the Purchase Price paid by Purchaser for such Recourse Receivable, less (b) any amounts which Purchaser is required to convey to Seller as Related Rights and Property upon Seller’s repurchase of such Recourse Receivable, less (c) any Deductions on such Recourse Receivable to the extent Purchaser was actually reimbursed for such Deductions under the provisions of 2.08(d) or 2.08(e).

        “Restricted Payment” means (a) any dividend or other distribution on any shares of Purchaser’s equity securities (except dividends payable solely in shares of its equity securities); (b) any payment on account of the purchase, redemption, retirement, defeasance, or other acquisition of or sinking fund for (i) any shares of Purchaser’s equity securities (except shares acquired upon the conversion thereof into other of Purchaser’s equity securities), or (ii) any option, capital appreciation rights, stock appreciation rights, warrant, or other right to acquire Purchaser’s equity securities; or (c) any payment prior to the scheduled maturity of any of Purchaser’s subordinated debt or other Debt (other than the Obligations), provided that payment on the Subordinated Notes in accordance with the terms of this Agreement shall not constitute a Restricted Payment.

        “S&P” means Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc.

        “Scheduled Purchase Termination Date” means the date which is 364 days after the Effective Date, subject to extension as provided in the definition of “Purchase Termination Date.”

      “Seller” means Skyworks Solutions, Inc.

        “Senior Officer” means, with respect to any Person, such Person’s president, vice president, treasurer, secretary, general counsel, controller, chief executive officer, chief financial officer, and all other executive officers, regardless of title.

        “Servicer” means Seller or any successor servicer acceptable to Lender.

        “Servicing Agreement” means the Servicing Agreement dated as of even date herewith between Servicer and Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

        “Servicing Agreement Event of Default” has the meaning given such term in the Servicing Agreement.

        “Servicing Fee” has the meaning given such term in the Servicing Agreement.

        “Settlement Date” means the last Business Day of each calendar week, the day which is two Business Days after the Effective Date, and any other Business Day agreed to by Lender.

        “Settlement Period” means each period commencing on a Settlement Date and ending on the next occurring Settlement Date; provided that the initial Settlement Period shall commence on the Effective Date and end on the next occurring Settlement Date and the last Settlement Period shall end on the Purchase Termination Date.

        “Settlement Report” means a report substantially in the form of Exhibit C, as the same may be amended, restated, supplemented, or otherwise modified from time to time, or such other form acceptable to Lender.

        “Standard Terms” means those terms and conditions related to the Seller’s selling and shipping of its products which have been approved by Underwriter and are in accordance with the Policy.

        “Subordinated Note” means each of, and “Subordinated Notes” means collectively, the promissory notes, each substantially in the form of Exhibit E, attached hereto and made a part hereof, executed and delivered by Purchaser to Seller.

        “Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the such Person.

        “UCC” shall mean Article 9 of the Uniform Commercial Code as adopted in the State of New York, as amended from time to time.

        “Uncollected Value” means, with respect to a Purchased Receivable, the Face Value of such Purchased Receivable, less any payments which have been made on the principal portion of such Purchased Receivable, less any Deductions on such Purchased Receivable to the extent Purchaser has not been actually reimbursed in accordance with the provisions of Sections 2.08(d) or 2.08(e), less any portion of the Face Value of any Purchased Receivable which has been placed in dispute by the related Account Debtor (but only until such dispute is settled), but excluding for purposes of calculating its Uncollected Value any unaccrued, accrued, paid, or unpaid interest, shipping charges, or other extraneous costs and expenses relating to such Purchased Receivable.

        “Underlying Contract” means, with respect to an Account Receivable, any contract or agreement, in whatever form, existing between the Seller of such Account Receivable and the Account Debtor to which such Account Receivable relates.

        “Underwriter” means the Person issuing the Policy, which Person must be acceptable to Lender at all times.

        “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        “Unsold Receivable” means an Account Receivable, owned by Seller, but with respect to which Seller has directed the respective Account Debtor to make payment on such Account Receivable to the Lockbox, for purposes of mitigating Account Debtor confusion over to whom such Account Debtor should make payment on such Account Receivable.

        “Unused Commitment” means, at the time of determination, the amount, if any, by which the Commitment exceeds the Aggregate Advances.

        SECTION 1.02.         Accounting Terms and Determinations.   Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Public Accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of Seller and its Subsidiaries delivered to Lender.

        SECTION 1.03.         References.   Unless otherwise indicated, references in this Agreement to “articles,” “exhibits,” “schedules,” “sections,” and other subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

        SECTION 1.04.         Use of Defined Terms.   All terms defined in this Agreement shall have the same defined meanings when used in any of the other Program Documents, unless otherwise defined therein or unless the context shall require otherwise. The terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “inventory,” “equipment,” and “fixtures,” as and when used herein and in the other Program Documents, shall have the same meanings given such terms under the UCC.

        SECTION 1.05.         Terminology.   The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Program Documents shall include any and all amendment or modifications thereto and any and all restatements, extensions or renewals thereof. All references to any Person shall mean and include the successors and permitted assigns of such Person. All references to “including” and “include” shall be understood to mean “including, without limitation.” All references to the time of day shall mean the time of day on the day in question in Philadelphia, Pennsylvania, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue,” be “continuing,” or “in existence” until such Event of Default has been waived in writing by Lender. Whenever the phrase “to the best of Purchaser’s knowledge” or words of similar import relating to the knowledge or the awareness of any Purchaser are used herein, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of Purchaser or (ii) the knowledge that a Senior Officer would have obtained if he had engaged in a good faith and diligent performance of his duties, including the making of such reasonable specific inquiries as may be necessary of the officers, employees or agents of Purchaser and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All references to “acceptable” or “satisfactory” shall, unless expressly provided otherwise, be deemed to mean “reasonably acceptable” or “reasonably satisfactory.” All calculations of money values shall be in Dollars, all Advances made hereunder shall be funded in Dollars, and all amounts payable in respect of any of the Obligations shall be paid in Dollars.

ARTICLE 2.   ADVANCES

        SECTION 2.01.     Commitment to Make Advances.   Lender agrees, subject to the terms and conditions set forth herein, to make Advances to Purchaser (each of which shall be evidenced by the Note) from time to time on a Settlement Date and before the Purchase Termination Date, so long as no Default or Event of Default shall be in existence on such Settlement Date; provided that, immediately after each such Advance is made, the Aggregate Advances will not exceed the Borrowing Base. Lender shall have no obligation to make any Advance in an amount less than the lesser of (a) $500,000.00 and (b) the Unused Commitment.

        SECTION 2.02.     Method of Borrowing.   No later than 11:00 A.M., Philadelphia, Pennsylvania, time, at least two Business Days before a Settlement Date on which Purchaser desires Lender to make an Advance, Purchaser shall deliver, or cause to be delivered, to Lender an Advance Request, which Advance Request need not be executed when first delivered on such date provided Lender receives a duly executed Advance Request no later than 9:00 A.M., Philadelphia, Pennsylvania, time, on the Settlement Date on which such Advance is to be made. On the Settlement Date indicated in such Advance Request, Lender will make an Advance in the amount described in the Advance Request (subject to all other conditions set forth herein) and will pay the proceeds of such Advance by wire transfer in accordance with instructions provided by Purchaser in writing from time to time in such Advance Request.

        SECTION 2.03.     Final Payment of Aggregate Advances.   All of the Obligations shall mature, and the principal amount thereof will be due and payable, no later than the Final Payment Date, unless the Obligations will be due and payable prior thereto by reason of the provisions of this Agreement. To the extent not repaid on any Settlement Date, the Aggregate Advances, plus the Advance being made in such Settlement Date (if any), shall automatically be deemed to have been reborrowed at the Interest Rate for the following Settlement Period, and the Aggregate Advances (plus any additional Advances accruing thereto) shall continue to be automatically reborrowed for successive Settlement Periods at the Interest Rate until paid, except as set forth in Article 7.

        SECTION 2.04.     Interest Rate.

        (a)     The Aggregate Advances outstanding from time to time shall bear interest until paid at a variable rate of interest per annum equal to the Interest Rate. Except as provided in Article 7, the Interest Rate shall be fixed during each Settlement Period, but shall be subject to increase or decrease on each Settlement Date in accordance with the definition of “LIBOR.” Interest shall be calculated on an assumed year of 360 days for the actual number of days elapsed. Accrued but unpaid interest shall be due and payable, in arrears, on each Settlement Date. In no event may the Interest Rate, or the amount of interest paid on the Aggregate Advances, exceed the maximum rate of interest permitted by law.

        (b)     Any overdue principal of and, to the extent permitted by law, overdue interest on the Aggregate Advances shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate. After the occurrence and during the continuance of a Default or an Event of Default, the Aggregate Advances (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest at the Default Rate from the date of such Default or Event of Default, which date shall be deemed to be the date on which such Default or Event of Default occurred and not the date such Default or Event of Default is discovered or otherwise made known to any Person.

        SECTION 2.05.     Fees.     On each Settlement Date for the Settlement Period then ending, Purchaser shall pay to Lender, in arrears, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum, times the average daily amount of the Unused Commitment during such Settlement Period. The Commitment Fee shall be determined on an assumed year of 360 days for the actual number of days elapsed. Purchaser shall pay, or cause to be paid, all fees which are due and payable under that certain mandate letter by and between Lender and Seller dated June 9, 2003, and all other fees, charges, and expenses required to be paid to Lender from time to time under the Program Documents.

        SECTION 2.06.     Termination or Reduction of Commitment.

        (a)     Purchaser may, with thirty days prior written notice to Lender, terminate the Commitment in its entirety as of any Settlement Date. In any event, the Commitment shall terminate no later than the Purchase Termination Date.

        (b)     The Commitment shall be reduced from time to time without notice to Purchaser so that it is at no time greater than the Available Proceeds.

        SECTION 2.07.     Repayment of the Aggregate Advances.

        (a)     Before the Purchase Termination Date, Purchaser shall have no obligation to repay any principal amount of the Aggregate Advances, except as otherwise provided herein.

        (b)     On any date on which the Commitment is reduced or terminated, Purchaser shall (i) repay such amounts on the Aggregate Advances which are necessary so that the Aggregate Advances, after giving effect to such payment, shall not exceed the Borrowing Base, as reduced on account of the reduction or termination of the Commitment, and (ii) pay all accrued but unpaid fees and interest.

        (c)     If on any Settlement Date the Aggregate Advances exceed the Borrowing Base, Purchaser shall repay such amounts on the Aggregate Advances which are necessary so that the Aggregate Advances, after giving effect to such payment, shall not exceed the Borrowing Base.

        (d)     All Policy Proceeds shall be paid directly to Lender and the Commitment reduced, without prior notice to Purchaser, by the amount of such Policy Proceeds.

        (e)     All cash or cash equivalent amounts received by Purchaser on account of Seller’s repurchase of any Recourse Receivable shall be deposited directly into the Purchaser’s Account, without setoff, counterclaim, or any other deduction, and applied in accordance with Section 2.08.

        SECTION 2.08.      General Provisions as to Payments.

        (a)     Purchaser shall make each payment of principal of, and interest on, the Aggregate Advances and of fees hereunder, without any setoff, counterclaim or any deduction whatsoever, not later than 11:00 A.M. (Philadelphia, Pennsylvania, time) on the date when due, in Federal or other funds immediately available in Philadelphia, Pennsylvania, to Lender at its address referred to in Section 9.01. All payments received by Lender after 11:00 A.M. (Philadelphia, Pennsylvania, time) on any Business Day shall be deemed to be received on the following Business Day.

        (b)     Whenever any payment of principal of, or interest on, the Aggregate Advances or fees or interest hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be due and payable on the immediately following Business Day.

        (c)     All payments of principal, interest, fees, and all other amounts to be made by Purchaser with respect to the Obligations or otherwise pursuant to this Agreement shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any Governmental Body thereon or therein.

        (d)     Except as set forth in Section 2.08(e) and (f), on each Settlement Date the amount of (x) the Advance (if any) being made on such Settlement Date, plus (y) the collected balance in the Purchaser’s Account as of the open of business on the Preparation Date immediately preceding such Settlement Date (other than that portion of such collected balance which represents collections which have been received, but not yet identified and applied to a specific Account Debtor in an IRPF Receivables Report delivered to Purchaser by Servicer and collections on Unsold Receivables), plus (z) subject to the proviso clause below, the principal balance of, and interest accrued on, any and all of Purchaser’s Investments shall be applied in the following order (and in no other order without Lender’s prior written consent until the amounts owing in each category are fully paid): (i) first, to Underwriter for payment of any premiums and other fees necessary to keep the Policy in full force and effect; (ii) second, to Servicer in payment of all Servicing Fees; (iii) third, toward the payment of all fees and expenses related to the Lockbox and the administration thereof; (iv) fourth, towards payment of the Management Expenses and other reasonable business costs and expenses, including without limitation, reasonable attorneys’ fees; (v) fifth, to Lender in payment of accrued interest then due and payable in respect of the Aggregate Advances; (vi) sixth, to Lender in payment of principal of the Aggregate Advances, but only to the extent necessary to reduce the Aggregate Advances to an amount less than or equal to the Borrowing Base; (vii) seventh, to Lender to pay the amount of expenses that have not been reimbursed to Lender by Purchaser in accordance with the terms of this Agreement, together with any interest accrued thereon; (viii) eighth, to Lender to reimburse Lender for any indemnities owed by Purchaser to Lender under this Agreement or the other Program Documents; (ix) ninth, to Lender to pay any fees due and payable to Lender and arising under this or any other Program Document, including, without limitation, the Commitment Fee; (x) tenth, to Purchaser as reimbursement for any Deductions on any Purchased Receivables; (xi) eleventh, to Purchaser to replenish or maintain the Minimum Balance in the Purchaser’s Account or to invest in accordance with Section 5.13(f) and subject to the conditions set forth therein; (xii) twelfth, to Seller as payment on the Purchaser’s obligations under the Subordinated Notes; and (xiii) lastly, to Purchaser or such other Person who is lawfully entitled thereto for proper disposition (in accordance with this Agreement) as such Person determines; provided that, in the event any Accounts Receivable are to be purchased by Purchaser on such Settlement Date, the payments described in this Section 2.08(d)(xii) and (xiii) shall be made only after Purchaser pays Seller the Cash Price for all Accounts Receivable being so purchased; provided further that, (A) so long as Purchaser has sufficient funds in the Purchaser’s Account to satisfy all payments in clauses (i) through and including (x), and (B) the Purchaser is in compliance with all conditions set forth in Section 5.13(f) with respect to all of its Investments, the Purchaser need not apply the principal balance of, and interest accrued on, any of Purchaser’s Investments to the payments provided for in this Section 2.08(d).

        (e)     Except as set forth in Section 2.08(f), during the existence of any Default or Event of Default or at all times after the Purchase Termination Date or at all times after the Obligations have become due and payable for whatever reason, all monies in the Purchaser’s Account on any Business Day (other than collections received on any Unsold Receivables), plus the principal balance of, and interest accrued on, any and all of Purchaser’s Investments shall be applied in the following order (and in no other order without Lender’s prior written consent until all amounts owing within each category are fully paid): (i) first, to Underwriter for payment of any premiums and other fees necessary to keep the Policy in full force and effect; (ii) second, to Servicer in payment of all Servicing Fees; (iii) third, toward the payment of all fees and expenses related to the Lockbox and the administration thereof; (iv) fourth, towards payment of the Management Expenses; (v) fifth, to Lender in payment of accrued interest then due and payable in respect of the Aggregate Advances; (vi) sixth, to Lender to pay the amount of expenses that have not been reimbursed to Lender by Purchaser in accordance with the terms of this Agreement or the other Program Documents, together with any interest accrued thereon; (vii) seventh, to Lender to reimburse Lender for any indemnities owed by Purchaser to Lender under this Agreement or the other Program Documents; (viii) eighth, to Lender to pay any fees due and payable to Lender and arising under this or any other Program Document, including, without limitation, the Commitment Fee; (ix) ninth, to Lender in payment of principal of the Aggregate Advances; (x) tenth, to Purchaser as reimbursement for any Deductions on any Purchased Receivables; (xi) eleventh, other business costs and expenses, including without limitation reasonable attorneys’ fees; (xii) twelfth, to Seller as payment on the Purchaser’s obligations under the Subordinated Notes; and (xiii) lastly, to Purchaser or such other Person who is lawfully entitled thereto for proper disposition (in accordance with this Agreement) as such Person determines.

        (f)     Lender acknowledges and agrees that, in the Purchase Agreement, Purchaser and Seller (i) have acknowledged that certain, but not necessarily all, of the Accounts Receivable from time to time owing by a given Account Debtor may be sold to Purchaser and that each such Account Debtor may experience confusion at a given time over to whom it should make payment on such Accounts Receivable and (ii) have agreed that, to mitigate this risk of confusion and the associated delay in collecting such Accounts Receivable (both Purchased Receivables and Unsold Receivables), Seller may direct those Account Debtors who have been pre-approved by the Underwriter and whose Accounts Receivable are nominally eligible for purchase by Purchaser to make payment on Unsold Receivables to the Lockbox. Any items of payment or other collections on Unsold Receivables received into the Lockbox will be endorsed over to Purchaser and deposited in the Purchaser’s Account and, on each Settlement Date, such items of payment or other collections will paid over to Seller, in full, in accordance with Seller’s lawful instructions provided from time to time to Purchaser, Servicer, and Lender, to the extent such items of payment or other collections (i) have been reasonably identified as payment on an Unsold Receivable and (ii) have cleared the customary bank collection process for payments of like kind. Lender acknowledges and agrees that neither Purchaser nor Lender has any rights in and to any items of payment or other collections on any Unsold Receivables (other than as are necessary to process such items of payment or other collections in accordance with the terms of the Program Documents) and agrees to cooperate with Servicer and Purchaser in ensuring that all items of payment or other collections on any Unsold Receivables (or the funds thereof) are paid over to Seller on each Settlement Date in accordance with the terms of the Program Documents. To this end, all funds in the Purchaser’s Account which represent items of payment or other collections on Unsold Receivables shall, without conditions (other than as provided above), be paid over to Seller on each Settlement Date before any payments are otherwise made pursuant to Sections 2.08(d) and 2.08(e) or otherwise, regardless of whether there then exists any Default or Event of Default. Purchaser and Lender also agree that, any other term of this Agreement to the contrary notwithstanding, none of the items of payment or other collections on any Unsold Receivables shall be used in any manner in the calculation and determination of the balance of the Purchaser’s Account.

        (g)     In addition to the provisions of the foregoing clause (f), in the event any funds are, through mistake or misdirection (such that Purchaser was not the intended or rightful recipient of such funds), deposited into the Purchaser’s Account, Lender will cooperate with Purchaser in causing the depository institution at which the Purchaser’s Account is maintained to disburse such funds to the proper Person; provided Lender must receive from Purchaser evidence of the mistake or misdirection and wire instructions for the Person to whom such funds should be directed.

        SECTION 2.09.     Lockbox; Purchaser's Account; Blocked Account Agreement.

        (a)     Purchaser shall establish and, until the Program Termination Date, continuously maintain, the Purchaser’s Account and the Lockbox into which the Seller, Servicer, and/or Purchaser shall cause all Account Debtors of the Purchased Receivables to remit all cash, checks, drafts, items and other instruments for the payment of money which it now has or may at any time hereafter receive in full or partial payment on or collection of the Purchased Receivables or the proceeds of the Purchased Receivables. (Moreover, Seller may direct certain Account Debtors to make payment on Unsold Receivables to the Lockbox, to the extent provided for in the Purchase Agreement and the other Program Documents.) In the event any items of payment on any Purchased Receivables are inadvertently received by Purchaser or any other Person, whether or not in accordance with the terms of this Agreement or any other Program Document, Purchaser or such other Person shall be deemed to hold the same in trust for the benefit of Lender and promptly forward them to Lender for deposit in the Purchaser’s Account without setoff, counterclaim, or other deduction. Servicer shall cause the Lockbox administrator to remove all payment items from the Lockbox on each Business Day and deposit such items in the Purchaser’s Account, all without setoff, counterclaim, or other deduction.

        (b)     If the Lockbox administrator is different from the bank at which the Purchaser’s Account is maintained or if the Lockbox is not administered by Lender, the Purchaser shall cause the Lockbox administrator to execute and deliver, and Purchaser shall execute and deliver, a Lockbox Agreement governing the disposition of collections received in such Lockbox and granting Lender a security interest in and to Purchaser’s rights in and to such Lockbox. If the Purchaser’s Account is not maintained at Lender, Purchaser shall execute and deliver, and shall cause the bank at which the Purchaser’s Account is maintained to execute and deliver, a Blocked Account Agreement. If the Lockbox administrator is the same Person at which the Purchaser’s Account is maintained, the Lockbox Agreement and the Blocked Account Agreement may be combined into a single document in form and substance satisfactory to Lender.

ARTICLE 3.   COLLATERAL

        SECTION 3.01.     Grant of Security Interest.   As security for the payment of all Obligations, Purchaser hereby grants to Lender a continuing, general lien upon and security interest and security title in and to all of the Purchaser’s assets and properties, whether real, personal, mixed, or tangible or intangible, including, without limitation, the Purchaser’s Account, the Lockbox, all of the Purchased Receivables and their Related Rights and Property, and all of the following described property, wherever located, whether now existing or hereafter acquired or arising, namely, all of Purchaser’s (a) “accounts” (as this and all other terms in quotations in this Section 3.01 are defined in the UCC), (b) “general intangibles,” (c) “instruments,” (d) “goods,” (e) “chattel paper,” (f) “documents,” (g) “letter of credit rights,” (h) “deposit accounts,” (i) “investment property,” and (j) all products and/or proceeds of any and all of the foregoing, and the proceeds of such proceeds, including, without limitation, insurance proceeds, Policy Proceeds, and all Related Rights and Property; provided, however, that the security interest provided for herein shall not at any time attach to or cover any items of payment or other collections received in the Lockbox or by Lender on any Unsold Receivables or the proceeds thereof (including, without limitation, any funds on deposit in the Purchaser’s Account to the extent such funds represent items of payment or other collections on Unsold Receivables) and Lender shall not claim any right against such items of payment or other collections.

        SECTION 3.02.     Further Assurances.   Purchaser shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Lender any instrument, agreement, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, Financing Statement, assignment, waiver, consent or other writing which may be reasonably necessary to Lender to carry out the terms of this Agreement and any of the other Program Documents and to perfect its security interest or intended security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security or intended to constitute security to Lender. Purchaser shall perform or cause to be performed such acts as Lender may request to establish and maintain for Lender a valid and perfected security interest in and security title to the Collateral, free and clear of any Liens.

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES

        Purchaser represents and warrants to Lender that:

        SECTION 4.01.     Corporate Existence and Power.   Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where any such failure to qualify or have all required governmental licenses, authorizations, consents and approvals does not have and could not reasonably be expected to cause a Material Adverse Effect.

        SECTION 4.02.     Corporate and Governmental Authorization; No Contravention.   Purchaser’s execution, delivery, and performance of this Agreement, the Note, and the other Program Documents (i) are within Purchaser’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and have been executed on behalf of Purchaser by duly authorized officers, (iii) require no action by or in respect of or filing with, any Governmental Body, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of Purchaser’s charter documents or by-laws or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Purchaser, and (v) do not result in the creation or imposition of any Lien on any asset of Purchaser except as created by the Program Documents.

        SECTION 4.03.     Litigation.   Except as set forth in Schedule 4.03, there is no action, suit, or proceeding pending or threatened against or affecting Purchaser before any Governmental Body which could reasonably be expected to have a Material Adverse Effect.

        SECTION 4.04.     Binding Effect.   This Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms, and the Note and the other Program Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Purchaser and the other parties thereto enforceable in accordance with their respective terms.

        SECTION 4.05.    Financial Information.

        (a)     The (i) audited consolidated financial statements (including the balance sheet and statements of income, shareholders’ equity, and cash flows) of Seller and its consolidated Subsidiaries for the Fiscal Year ending September 27, 2002, copies of which have been delivered to Lender, and (ii) unaudited consolidated financial statements (including the balance sheet and statements of income and cash flows) of Seller and its consolidated Subsidiaries for the interim periods ended December 27, 2002, and March 28, 2003, copies of which have been delivered to Lender, fairly present, in conformity with GAAP, the consolidated financial position of Seller and its consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

        (b)     Since March 28, 2003, there has been no event, act, condition, or occurrence having a Material Adverse Effect.

        SECTION 4.06.     Margin Stock.   Purchaser is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U, or X.

        SECTION 4.07.     Good Title.   Purchaser is the legal and beneficial owner of the Purchased Receivables and their Related Rights and Property, or possesses a valid and perfected security interest therein, in each case, free and clear of any Lien, except as created by the Program Documents. There have been duly filed all Financing Statement or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Purchaser’s ownership in each Purchased Receivable and their Related Rights and Property.

        SECTION 4.08.     Perfection; No Liens.   This Agreement is effective to create a valid security interest in the Collateral in favor of Lender. There have been duly filed all Financing Statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Lender’s security interest in and to the Collateral. The Collateral is free of any Liens except as created under the Program Documents.

        SECTION 4.09.     Compliance with Laws; Payment of Taxes.   Purchaser is in material compliance with all applicable laws, regulations and similar requirements of governmental authorities. There have been filed on behalf of Purchaser all Federal, state and local income, excise, property and other tax returns which are required to be filed by it and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of Purchaser have been paid.

        SECTION 4.10.     Investment Company and Public Utility Holding Acts.   Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Purchaser is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

        SECTION 4.11.     No Default.   Purchaser is not in default under or with respect to any agreement, instrument, or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        SECTION 4.12.     Insolvency.   After giving effect to the execution and delivery of the Program Documents and the incurrence of the Obligations under this Agreement (a) Purchaser will not (i) be “insolvent,” as such term is defined in § 101 of the Bankruptcy Code, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (ii) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (iii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (b) the Obligations of Purchaser under the Program Documents will not be rendered avoidable under any Other Applicable Law. For purposes of this Section 4.12, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

        SECTION 4.13.     Insurance.   The Policy has been validly executed and delivered by Purchaser and Underwriter and all premiums and other fees with respect thereto have been paid, and the Policy is in full force and effect. Purchaser has delivered to Lender a true and complete copy of the Policy on or before the date hereof and such Policy is identical in form and substance to the form of Policy approved by Lender. All information heretofore furnished by Purchaser, Seller, or Servicer to Underwriter for purposes of or in connection with the Policy or any transaction contemplated by the Program Documents is, and all such information hereafter furnished by Purchaser, Seller, or Servicer to Underwriter will be, true, accurate, and complete in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole in light of the circumstances in which they were made, not misleading.

        SECTION 4.14.     Capital Structure. All of Purchaser’s issued and outstanding equity securities are legally and beneficially owned by Seller, free and clear of any Lien; all of such securities have been validly issued, fully paid, and are nonassessable; and there are no options, warrants, or other rights to acquire any of Purchaser’s securities. Purchaser has no Subsidiaries.

        SECTION 4.15.     Collateral Information.   Purchaser is a corporation validly existing and in good standing under the laws of the state of its formation or organization and is authorized under such laws to conduct its business as currently conducted and to own its assets (including but not limited to its Accounts Receivable) as currently owned. The location of Purchaser’s chief executive office and all of its Books and Records relating to its Accounts Receivable, the state of incorporation of the Purchaser, the Purchaser’s federal tax identification number, and the Purchaser’s organizational identification number are identified in that certain Collateral Disclosure Certificate delivered by Seller as of even date herewith (the “Collateral Disclosure Certificate”).

        SECTION 4.16.     Force Majeure.   None of Purchaser’s or the Seller’s respective businesses is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of a public enemy, or other casualty that could reasonably be expected to have or cause a Material Adverse Effect.

        SECTION 4.17.     Subordinated Notes. Each of the Subordinated Notes is subordinate in payment and all other respects to the payment and performance of the Obligations.

        SECTION 4.18.     Program Documents.   Each of the Program Documents, including without limitation, the Purchase Agreement and the Servicing Agreement, is in full force and effect and each party to the Program Documents (other than Lender) is in material compliance with the terms and conditions set forth in such Program Documents.

        SECTION 4.19.     No Outside Collection Agencies.   Purchaser has not employed or used the services of any outside collection agencies or other third parties for the purposes of collection or enforcement of any of the Purchased Receivables other than as contemplated in the Servicing Agreement or as may otherwise be required by Underwriter, so long as Purchaser has notified Lender of such Underwriter requirements.

        SECTION 4.20.     No Bulk Sale.   No transaction contemplated hereby or the other Program Documents requires compliance with any bulk sales act or similar law.

        SECTION 4.21.     Nature of Purchased Receivables.   Each Purchased Receivable constitutes an “account,” “chattel paper,” or “general intangible,” as such terms are defined in the UCC.

        SECTION 4.22.     Purchaser’s Account.   The information relating to the Purchaser’s Account on Schedule 4.22, attached hereto and made a part hereof, is true and correct in all respects.

        SECTION 4.23.     Full Disclosure.   All information heretofore furnished by Purchaser, Seller, or Servicer to Lender for purposes of or in connection with this Agreement, the other Program Documents, the Program, or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Purchaser, Seller, or Servicer to Lender will be, true, accurate, and complete in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole in light of the circumstances in which they were made, not misleading. Purchaser, Seller, and Servicer have disclosed to Lender in writing any and all facts which could reasonably be expected to have or cause a Material Adverse Effect.

        SECTION 4.24.     Survival of Representations and Warranties.   Purchaser covenants, warrants, and represents to Lender that all of Purchaser’s representations and warranties contained in this Agreement or any of the other Program Documents shall be true at the time of the execution of this Agreement and the other Program Documents and shall survive the execution, delivery, and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

        SECTION 4.25.     Restating of Representations and Warranties.   Each of the representations and warranties of Purchaser contained herein shall be made as of the Closing Date and shall be deemed restated and made by Purchaser on the date each Advance is made.

ARTICLE 5.   COVENANTS

        Purchaser agrees that, until the Program Termination Date:

        SECTION 5.01.    Information.   Purchaser will deliver, or cause to be delivered, to Lender:

(a)

as soon as available and in any event within ninety days after the end of each Fiscal Year, audited consolidated financial statements (including the balance sheet and statements of income and cash flows) of Seller and its consolidated Subsidiaries as of the end of such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year (which information can be satisfactorily delivered for a given Fiscal Year by providing the United States Securities and Exchange Commission Form 10-K with respect to Seller for such Fiscal Year), all certified by the Public Accountants, with such certification to be free of exceptions and qualifications not acceptable to Lender;

(b)

as soon as available and in any event within forty-five days after the end of each Fiscal Quarter, consolidated financial statements (including the balance sheet and statements of income and cash flows) of Seller and its consolidated Subsidiaries as of the end of such Fiscal Quarter, and for the portion of the Fiscal Year ending on such date, setting forth in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year (which information can be satisfactorily delivered for a given Fiscal Quarter by providing the United States Securities and Exchange Commission Form 10-Q with respect to Seller for such Fiscal Quarter), all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP, and consistency by a Senior Officer of Seller;

(c)

simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, (i) a statement of the Public Accountants to the effect that (A) such accountants acknowledge and agree that Lender may rely upon such financial statement in the administration of this Agreement, and (B) nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements, and (ii) a copy of any management letter furnished to Seller by the Public Accountants;

(d)

simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, (i) internally prepared, unaudited financial statements for Purchaser for the same periods and with the same reporting requirements as required of Seller and its consolidated Subsidiaries in paragraphs (a) and (b), above, certified as to fairness of presentation, GAAP, and consistency by a Senior Officer of Purchaser or on behalf of Purchaser by a Senior Officer of Servicer and (ii) a certificate in form and substance reasonably satisfactory to Lender in which the calculation of Consolidated Tangible Net Worth is set out in reasonable detail as of the end of the fiscal period for which such financial statements were delivered.

(e)	(i) on each Preparation Date, or at such other times as may be requested by Lender, a fully executed Settlement Report and (ii) as requested by Lender, an IRPF Receivables Report;

(f)

promptly, but in any event within five Business Days after any Purchaser becomes aware of the occurrence of any Default or Event of Default, a certificate of a Senior Officer of Purchaser setting forth the details thereof and the action which Purchaser are taking or propose to take with respect thereto;

(g)	promptly upon the mailing thereof to the shareholders of Seller generally, copies of all financial statements, reports, and proxy statements so mailed;

(h)

promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, or monthly reports which Seller shall have filed with the Securities and Exchange Commission;

(i)

if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in ERISA § 4043) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(j)	written notice of the following:

(i)

promptly after Purchaser’s learning thereof, of (A) the commencement of any litigation affecting the Purchaser or any of its assets, whether or not the claim is considered by Purchaser to be covered by insurance, and (B) the institution of any administrative proceeding against Purchaser;

(ii)	at least thirty days prior thereto, of Purchaser’s opening of any new office or place of business or the closing of any of their existing offices or places of business;

(iii)

promptly upon receipt, a copy of any correspondence or notices received from Underwriter regarding the Policy, to the extent such notice regards the actual or proposed reduction, increase, cancellation, or other modification of any buyer or Account Debtor, Policy, or other credit limit, the actual or proposed cancellation, suspension, termination, or other modification of the Policy, or the failure or suspected failure of Seller, Servicer, or Purchaser to comply with any of the Policy’s requirements;

(iv)	promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of indebtedness payable to Purchaser;

(v)	promptly after the rendition thereof, of any judgment rendered against Purchaser; and

(vi)

promptly after Purchaser’s learning thereof, of any default by Purchaser under any note, indenture, loan agreement, mortgage, lease, deed, guaranty, or other similar agreement relating to any Debt of Purchaser;

(vii)

promptly after Purchaser’s learning thereof, of any default by Purchaser, Servicer, Seller or any of their Subsidiaries (other than Purchaser) under any Program Documents to which any of them is a party; and

(viii)

promptly after Purchaser’s learning thereof, of the occurrence of (A) any Indenture Default, regardless of whether such Indenture Default is cured or waived, and (B) any default by Seller or any of its Subsidiaries (other than Purchaser) under any note, indenture, loan agreement, mortgage, lease, deed, guaranty, or other similar agreement relating to any Debt of Seller or any of its Subsidiaries (other than Purchaser) in an aggregate amount greater than $5,000,000 and (2) any judgment rendered against Seller or any of its Subsidiaries (other than Purchaser) in an aggregate amount greater than $5,000,000 (in excess of any insurance coverage).

        SECTION 5.02.     Inspection of Property, Books and Records.   Purchaser will, or will in accordance with the Program Documents, cause Servicer to (a) keep proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit Lender and Underwriter or representatives of either of them, without hindrance or delay, to (i) visit and inspect any of its properties, (ii) call at any place of business of Purchaser, (iii) verify information with any Person, (iv) examine and make abstracts from any of its Books and Records, journals, orders, receipts and any correspondence and other data relating to the Collateral, to Purchaser’ business, or to any other transactions between the parties hereto or under the Program, and (v) discuss its respective affairs, finances, and accounts with its officers, employees, and the Public Accountants, all for purposes of monitoring compliance with this Agreement and the other Program Documents, Purchaser agreeing to cooperate and assist in such visits and inspections at such reasonable times during regular business hours, with reasonable prior notice, as often as may reasonably be requested, and during the continuing of any Event of Default or Default, at any time and without prior notice. At Lender’s or Underwriter’s request, Purchaser agrees to exercise its rights of inspection against Seller, which rights are granted to Purchaser under the Purchase Agreement, and to include Lender and Underwriter, at their respective request, in the conduct of such inspections and to share the results of such inspections with Lender and Underwriter. Lender may select and engage the services of a third-party accounting firm of national reputation to perform field audits of Purchaser’s books and records; provided that that the expense of one (1) such field audit per calendar year shall be paid by Purchaser and shall occur only upon reasonable prior notice and at reasonable times during Purchaser’s regular business hours, except that, during the continuation of an Event of Default, the costs of as many field audits per year as may be required by Lender in the exercise of its commercially reasonable judgment shall be paid by Purchaser and may be performed at any time without notice. With respect to any such audit, Purchaser agrees to (i) provide reasonable cooperation to such accounting firm in the conduct of its audit and (ii) actively assist such accounting firm in gaining access to the Seller’s books and records relating to the Program, to the extent such books and records are reasonably relevant to the audit.

        SECTION 5.03.     Maintenance of Existence and Management.   Purchaser shall maintain (i) its corporate existence and carry on its business in substantially the same manner as such business is now carried on and maintained and will not reincorporate in the State of Delaware or any other state; (ii) its charter documents and by-laws and not permit any amendment or other modification thereto with the prior written consent of Lender; and (iii) duly appointed or elected officers with the requisite authority to effect Purchaser’s compliance with the Program Documents.

        SECTION 5.04.     Compliance with Laws; Payment of Taxes.   Purchaser will comply with applicable laws (including but not limited to ERISA and the Fair Labor Standards Act of 1938, as amended), regulations, and similar requirements of any Governmental Body (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued and except where failure to comply would not have and could not reasonably be expected to cause a Material Adverse Effect. Purchaser will pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might become a Lien against Purchaser’s property, except liabilities being contested in good faith and against which, if requested by Lender, Purchaser will set up reserves in accordance with GAAP. If Purchaser fails to pay any such tax, assessment, governmental charge, claim for labor, supplies, rent, or other obligation, Lender may, but shall have no obligation to do so, pay such item and the amount of such payment shall accrue to the Obligations.

        SECTION 5.05.     Required Cash Price.   Purchaser agrees that it shall not purchase any Account Receivable from Seller unless such Account Receivable is an Eligible Receivable at the time of such purchase, such Account Receivable is purchased strictly in accordance with the terms of the Program Documents, and the Cash Price paid for such Account Receivable on the Settlement Date is at least equal to 85% of the Face Value of such Account Receivable.

        SECTION 5.06.     Maintenance of the Policy.   Purchaser shall maintain the Policy in full force and effect at all times, cooperate with Lender, Servicer, and Underwriter in the administration of the Policy and the submitting of claims thereunder, and make all premium payments required to be made thereunder. Purchaser shall deliver the originals or copies (which copies shall be certified if requested by Lender) of the Policy to Lender with satisfactory lender’s loss payable endorsements naming Lender, as sole loss payee, assignee, and additional insured, as its interests may appear. Upon the date of this Agreement, and from time to time thereafter upon Lender’s request, Purchaser shall provide Lender with a statement from Underwriter providing the foregoing coverage, acknowledging in favor of Lender the continued effectiveness of the foregoing insurance clauses. If Purchaser fails to provide and pay for the Policy, Lender may, at its option, but shall not be required to, procure the same and charge Purchaser therefor as a part of the Obligations.

        SECTION 5.07.     Maintenance of Property.   Purchaser shall maintain all of its properties and assets in reasonably good condition, repair, and working order, ordinary wear and tear excepted.

        SECTION 5.08.     Physical Inventories.   From time to time upon Lender’s reasonable request, Purchaser shall conduct a physical inventory of any returned, replevined, repossessed, or reclaimed goods which are or were represented by a Purchased Receivable and to which Purchaser has title and deliver a report of such inventory to Lender in form reasonably satisfactory to Lender.

        SECTION 5.09.     Reports Respecting Collateral.   Purchaser shall, promptly upon Lender’s request, furnish or cause to be furnished to Lender a status report, certified by a Senior Officer of Purchaser, showing the aggregate dollar value and location of any Related Rights and Property which constitutes goods. Additionally, Lender may, at any time in its sole discretion and upon reasonable prior notice to Purchaser, require Purchaser to permit Lender in its own name or any designee of Lender in its own name to verify the individual account balances of or any other matter relating to the individual Account Debtors of the Purchased Receivables immediately upon its request therefor by mail, telephone, telegraph or otherwise. Purchaser shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

        SECTION 5.10.     Separate Legal Entity.   Purchaser hereby acknowledges that Lender is entering into the transactions contemplated by this Agreement and the other Program Documents in reliance upon Purchaser’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Purchaser shall take all reasonable steps to continue Purchaser’s identity as a separate legal entity and to make it apparent to third Persons that Purchaser is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, Purchaser shall take such actions as shall be required so that:

        (a)     Purchaser will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to owning financial assets and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

        (b)     Not less than one member of Purchaser’s Board of Directors (each, an “Independent Director”) shall be an individual who is not, and during the past five years has not been, a director, officer, employee or five percent beneficial owner of the outstanding common stock of any Person or entity beneficially owning any outstanding shares of common stock of Seller or any Affiliate thereof. The certificate of incorporation of Purchaser shall provide that (i) the Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Purchaser unless the Independent Directors shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Directors;

        (c)     Any employee, consultant, or agent of Purchaser will be compensated from funds of Purchaser, as appropriate, for services provided to Purchaser;

        (d)     Purchaser will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that Purchaser and any other Person share items of expenses such as legal, auditing, and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; Purchaser’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by Lender;

        (e)     Purchaser’s Books and Records will be maintained separately from those of any other Person and clearly marked as pledged to Lender hereunder;

        (f)     All audited financial statements of any Person that are consolidated to include Purchaser will contain detailed notes clearly stating that (i) all of Purchaser’s assets are owned by Purchaser, and (ii) Purchaser is a separate corporate entity;

        (g)     Purchaser’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

        (h)     Purchaser will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of Purchaser will not be commingled with those of any other Person;

        (i)     Purchaser shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any insurance policy with respect to any amounts payable due to occurrences or events related to any other Person;

        (j)     Any Person that renders or otherwise furnishes services to Purchaser will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto; and

        (k)     Purchaser will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

        SECTION 5.11.     Payment of Taxes On and Use of Collateral.   Purchaser shall timely pay all taxes and other charges against the Collateral, and Purchaser will not use the Collateral illegally.

        SECTION 5.12.     Payment of Fees.   Purchaser will timely pay all fees, premiums, charges, costs, and expenses which it is required to pay under any of the Program Documents, including, without limitation, Policy premiums and all fees associated with the establishment and maintenance of the Lockbox and the Purchaser’s Account.

        SECTION 5.13.     Additional Negative Covenants.   Without Lender’s prior written consent, Purchaser shall not:

        (a)     enter into any contracts or agreements with any Person other than the Program Documents or amend, terminate, supplement, or otherwise modify any contract or agreement to which it is a party;

        (b)     change the Fiscal Year;

        (c)     other than as contemplated in the Program Documents, enter into, or be a party to, any transaction with any Affiliate of Purchaser, Servicer, or Seller;

        (d)     create or acquire any Subsidiary or engage in any business other than those businesses directly related to the Program;

        (e)     declare or make any Restricted Payment; provided that Purchaser may from time to time make a dividend to Seller so long as, at the time of such dividend is made, (i) no Event of Default or Default shall have occurred and be continuing; (ii) after giving effect to such dividend, the aggregate amount of the Purchaser’s Account, plus any of Purchaser’s Investments permitted by subclauses (i), (ii), and (iii) of Section 5.13(f), hereof, will equal or exceed the Minimum Balance; (iii) the principal and interest payable on the Subordinated Notes is, in the aggregate, zero; (iv) the dividend is made on a Settlement Date; and (v) the Aggregate Advances at such time are less than or equal to the Borrowing Base;

        (f)     make Investments in any Person except Investments in (i) direct obligations of the United States Government maturing within ninety days; (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to Lender and for a term satisfactory to Lender; (iii) other Investments which have been specifically approved in writing from time to time by Lender; and (iv) loans evidenced by the Subordinated Notes; provided, however, that, with respect to Investments made pursuant to clauses (i), (ii), and (iii), hereof, (A) all actions necessary to preserve Lender’s first priority security interest in the Collateral have been taken, as required by Lender in its discretion; (B) the aggregate amount of all such Investments, including any interest accrued thereon, shall not exceed the Minimum Balance (excluding from the calculation thereof (x) the amount of any interest accrued on such Investments, to the extent such interest has been paid over to the Purchaser’s Account, and (y) the principal amount of any Investments otherwise approved as set forth herein and made on an overnight or Business-Day-to-Business-Day basis, to the extent such Investments are, in fact, made and returned to the Purchaser’s Account on such basis); (C) Purchaser hereby agrees that it shall take whatever action is necessary to liquidate such Investment to the extent the principal or interest (or both) of such Investment is necessary for Purchaser to pay any amounts due and payable under this Agreement or any other Program Document (including, without limitation, the incurrence of any breakage, early withdrawal, early termination, or other fees or penalties arising on account of such liquidation) ; (D) all interest and other income generated by such Investment shall be reinvested (subject to the limitations set forth herein) or paid over to the Purchaser’s Account; and (E) immediately after giving effect to the making of any Investment permitted hereunder, no Default or Event of Default shall have occurred and be continuing;

        (g)     create, assume, or suffer to exist any Lien, directly or indirectly, on any asset now owned or hereafter acquired by it, except Permitted Encumbrances;

        (h)     create, assume, or incur any Debt, except (i) Debt to Lender under this Agreement; (ii) Debt evidenced solely by the Subordinated Notes; (iii) Debt consisting of deferred taxes; and (iv) Debt resulting from endorsements of negotiable instruments received in the ordinary course of business;

        (i)     issue any equity securities other than to Seller or permit any Person other than Seller to own any of its equity securities;

        (j)     relocate its principal place of business or chief executive office, locate its Books and Records relating to the Purchased Receivables at any location other than at Servicer’s chief executive office, or open or otherwise acquire actual or beneficial ownership of any deposit, savings, commodities, or securities account other than the Purchaser’s Account or as specifically permitted in connection with the making of Investments in accordance with this Agreement;

        (k)     change its federal taxpayer identification number;

        (l)     allow or consent to the making or taking of any Deductions respecting any Purchased Receivable, unless Lender is promptly notified of such Deductions (which notice requirement may be met by ensuring that such Deduction is clearly indicated on an IRPF Receivables Report delivered after such Deduction was made or taken);

        (m)     contract or enter into any agreement for any trade receivables or credit insurance or other agreement or transaction to mitigate the risk of nonpayment of any of Purchaser’s Accounts Receivables (including, without limitation, any agreement, policy, or transaction prohibited by the terms of the Policy) other than the Policy or purchase any Accounts Receivables other than under the Program in accordance with the Program Documents;

        (n)     use the proceeds of the Advances for any purpose other than payment on the Subordinated Notes and payment of fees, expenses, and costs directly associated with the maintenance and administration of the Program or except as permitted under Section 5.13(e);

        (o)     (i) suffer or permit dissolution or liquidation either in whole or in part, (ii) redeem or retire any shares of its own stock, (iii) merge or consolidate with any Person, or (iv) sell, lease, or otherwise transfer all or any part of its assets (but excluding sales of returned, reclaimed, replevined, or repossessed goods represented by a Purchased Receivable, the granting of a security interest to Lender hereunder, and the resale or transfer of Recourse Receivables in accordance with the Purchase Agreement) to any other Person.

ARTICLE 6.    DEFAULTS

        SECTION 6.01.      Events of Default.   If one or more of the following events ("Events of Default") shall have occurred and be continuing:

        (a)     Purchaser shall fail to pay when due (i) any portion or all of the principal of the Aggregate Advances, (ii) any interest on the Aggregate Advances, or (iii) any fee or other Obligations owing to Lender hereunder, and, in any of the foregoing cases, such failure shall continue for more than two Business Days following the date such payment was due; or

        (b)     Purchaser shall fail to observe or perform any covenant contained in Sections 5.01(f), 5.01(j), 5.02(b), 5.03, 5.06, 5.09, 5.10, 5.12, or 5.13; or

        (c)     Purchaser shall fail to observe or perform any covenant or agreement herein (other than those covered by paragraph (a) or (b) above) or any Program Document and such failure shall not have been cured within thirty days after the earlier to occur of (i) written notice thereof has been given to Purchaser by Lender or (ii) Purchaser otherwise becomes aware of any such failure; or

        (d)     any representation, warranty, certification or statement made by Purchaser in this Agreement or in any certificate, financial statement, or other document delivered pursuant to this Agreement or any other Program Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

        (e)     any event of default or default occurs under any other Program Document (however such terms are defined in such other Program Documents) or any Servicing Agreement Event of Default shall occur, unless, in the case of a Servicing Agreement Event of Default, a successor Servicer acceptable to Lender is engaged to provide the Services within ten days of the date Lender receives written notice of such Servicing Agreement Event of Default; or

        (f)     the aggregate balance of (i) the Purchaser’s Account, plus (ii) the balance of any and all Investments permitted by subclauses (i), (ii), and (iii) of Section 5.13(f) shall be less than the Minimum Balance for a period in excess of thirty consecutive days or shall at any time be less than an amount equal to ninety percent of the Minimum Balance, in each case without including in the calculation of such aggregate balance any collections received with respect to Unsold Receivables;

        (g)     the Policy shall at any time be cancelled, terminated, suspended, declared unenforceable or unlawful, or otherwise ineffective, other than by the natural expiration of the Policy on (i) the date it was initially scheduled to expire or (ii) if the Policy is replaced, substituted, extended, or amended, with Lender’s consent and approval, to provide a later scheduled expiration date, such later scheduled expiration date;

        (h)     Underwriter is rated less than (i) Baa2 by Moody’s or (ii) BBB by S&P, in either case, for more than thirty consecutive days;

        (i)     either Purchaser or Seller shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

        (j)     an involuntary case or other proceeding shall be commenced against either Purchaser or Seller seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and, only in the case of Seller, such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety days; or an order for relief shall be entered against either Purchaser or Seller under the federal bankruptcy laws as now or hereafter in effect; or

        (k)     Purchaser, or Seller, or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by Purchaser, Seller, any member of the Controlled Group, any plan administrator, or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

        (l)     (i) one or more judgments or orders of any Governmental Body for the payment of money shall be rendered after the Closing Date against Purchaser in any amount and such judgment or order shall either continue unsatisfied and unstayed for a period of thirty days or give rise to a Lien on any Collateral at any time; or (ii) a warrant or writ of attachment or execution or similar process shall be issued against any property of Purchaser in any amount (in each case in excess of amounts covered by insurance) and such warrant, writ or process shall not be discharged, vacated, stayed or bonded for a period of thirty days; provided, however, that in the event a bond has been issued in favor of the claimant or other Person obtaining such attachment or writ, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to Lender pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on Purchaser’s assets; or

        (m)     any Person other than Seller shall own or acquire any of Purchaser’s equity securities; or

        (n)     if, on any day, Purchaser could not truthfully make the representations and warranties contained in Section 4.12; or

        (o)     the occurrence of any event, act, occurrence, or condition which Lender determines either does or has a reasonable probability of causing a Material Adverse Effect; or

        (p)     any default (after the expiration of any applicable cure or grace periods) by Seller under any note, indenture, loan agreement, mortgage, lease, deed, guaranty, or other similar agreement relating to any Debt of Seller in an aggregate amount greater than $5,000,000 or any judgment rendered against Seller in an aggregate amount greater than $5,000,000 (in excess of any insurance coverage), unless such judgment is within thirty days discharged or stayed pending appeal and, if stayed, is discharged within thirty days after the expiration of such stay; or

        (q)     there occurs any change in control in the ownership of Seller’s capital stock such that a “Change in Control” (as defined in the Indenture Agreements) would be deemed to have occurred under either of the Indenture Agreements; or

        (r)     there occurs any Indenture Default, unless such Indenture Default has been waived or cured in accordance with the terms of the Indenture Agreements and Lender, as a party to the Indenture Agreements, concurred in the granting of such waiver or, if applicable, such cure;

        then, and in every such event, Lender may (i) by notice to Purchaser terminate the Commitment; (ii) by notice to Purchaser declare the Note (together with accrued interest thereon), and all other amounts payable hereunder and under the other Program Documents, to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Purchaser together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (i) and (j) above occurs with respect to Purchaser, Servicer, or Seller, without any notice to Purchaser or any other act by Lender, the Commitment shall thereupon terminate and the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Program Documents shall automatically and without notice become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Purchaser together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; or (iii) exercise any rights, powers or remedies under this Agreement and the other Program Documents. Notwithstanding the foregoing, Lender shall have available to it all other remedies at law or equity.

        SECTION 6.02.    Remedies with Respect to Collateral.

        (a)     Upon the occurrence and during the continuance of an Event of Default, Lender or any representative of Lender shall have the rights and remedies of a secured party under the UCC in effect on the date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to require Purchaser to assemble the Collateral, at Purchaser’ expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and, subject to the rights of third parties, peaceably to enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the property of any Purchaser, such Purchaser agrees not to charge Lender for storage thereof), to take possession of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, and Lender shall have the right to conduct such sales on the premises of Purchaser, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender may sell, lease or dispose of Collateral for cash, credit, or any combination thereof, and shall have the right to appoint a receiver of the Purchased Receivables and their Related Rights and Goods or any part thereof, and the right to apply the proceeds therefrom as set forth in Section 6.02(b), below. Lender shall give Purchaser written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Purchaser at least ten days before such disposition. Expenses of retaking, verifying, restoring, holding, insuring, collecting, preserving, liquidating, protecting, preparing for sale or selling, or otherwise disposing of or the like with respect to the Collateral shall include, in any event, reasonable attorneys’ fees and other legally recoverable collection expenses, all of which shall constitute a part of the Obligations.

        (b)     Proceeds of any of the Collateral and payments by Purchaser during the existence of an Event of Default received by Lender or any Lender shall be applied by Lender in accordance with the provisions of Section 2.08(e). In the event that the proceeds of the Collateral are not sufficient to pay the Obligations in full, Purchaser shall remain liable for any deficiency.

        (c)     To the extent permitted therein, Purchaser hereby waives all rights which Purchaser has or may have under and by virtue of any applicable law relating to Purchaser’s right to redeem any Collateral or Purchaser’s right to require notice or a judicial hearing before seizure of any Collateral by Lender.

        (d)     Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender’s or Lender’s rights under the UCC, or any other statute or rule of law or equity, or under any other provision of any of the Program Documents, or under the provisions of any other document, instrument or other writing executed by Purchaser or any third party in favor of Lender, all of which may be exercised successively or concurrently.

        (e)     Lender is hereby granted a license or other right to use, without charge, Purchaser’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Purchaser’ rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

        (f)     Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto, except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession, or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Purchaser’ sole risk.

        (g)     Lender shall not be under any obligation to marshal any assets in favor of Purchaser or any other Person or against or in payment of any or all of the Obligations.

        SECTION 6.03.     Power of Attorney.   Purchaser irrevocably designates and appoints Lender its true and lawful attorney, during the existence of an Event of Default, either in the name of Lender or in the name of Purchaser to ask for, demand, sue for, collect, compromise, compound, receive, receipt for, and give acquittances for any and all sums owing or which may become due upon any items of the Purchased Receivables, their Related Rights and Goods, and the other Collateral and, in connection therewith, to take any and all actions as Lender may deem necessary or desirable in order to realize upon the same, including, without limitation, power to endorse in the name of Purchaser, any checks, drafts, notes, or other instruments received in payment of or on account of the Purchased Receivables, their Related Rights and Goods, and the other Collateral, but Lender shall not be under any duty to exercise any such authority or power or in any way be responsible for the collection thereof.

ARTICLE 7.   CHANGE IN CIRCUMSTANCES; COMPENSATION

        SECTION 7.01.     Basis for   Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Settlement Period, LIBOR is not being offered for such Settlement Period, then Lender shall forthwith give notice thereof to Purchaser, whereupon until the Aggregate Advances (including any additional Advances accruing thereto) shall bear interest at the Base Rate until the Settlement Date next occurring after the circumstances giving rise to such change in the Interest Rate no longer exist, as evidenced by written notice from Lender to Purchaser to such effect.

        SECTION 7.02.     Illegality.   If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by Lender (or its lending office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for Lender (or its lending office) to make, maintain or fund the Aggregate Advances or any Advance and Lender shall so notify Purchaser, whereupon the Aggregate Advances (including any additional Advances accruing thereto) shall bear interest at the Base Rate until the Settlement Date next occurring after the circumstances giving rise to such change in the Interest Rate no longer exist, as evidenced by written notice from Lender to Purchaser to such effect. Before giving any notice to Purchaser pursuant to this Section, Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of Lender, be otherwise disadvantageous to Lender.

        SECTION 7.03.    Increased Cost and Reduced Return.

(a)	If after the date hereof, a Change of Law or compliance by Lender (or its lending office) with any directive of any Authority:

(i)

shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit or letter of credit extended by, Lender; or

(ii)

shall impose on Lender or on the United States market for certificates of deposit or the London Interbank market any other condition affecting the Aggregate Advances, the Note, or its obligation to make Advances;

                        and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Advance or the Aggregate Advances, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Note with respect thereto, by an amount reasonably deemed by Lender to be material, then, within thirty days after demand by Lender, Purchaser shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction.

            (b)     If Lender shall have determined in good faith that after the date hereof the adoption of any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Lender with any directive regarding capital adequacy of any Authority, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by Lender to be material, then from time to time, within thirty days after demand by Lender, Purchaser shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

            (c)     Lender will promptly notify Purchaser of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

            (d)     The provisions of this Section shall be applicable with respect to any participant, assignee or other transferee, and any calculations required by such provisions shall be made based upon the circumstances of such participant, assignee or other transferee.

        SECTION 7.04.     Compensation. Upon Lender’s request, Purchaser shall pay Lender such amount or amounts as shall compensate Lender for any loss, cost, or expense incurred by Lender as a result of:

        (a)     any payment or prepayment (pursuant to Article 2 or otherwise) of any Advance or the Aggregate Advances on a date other than on a Settlement Date; or

        (b)     any failure by Purchaser to borrow an Advance on the date for such Advance specified in the applicable Advance Request delivered pursuant to Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Settlement Period for such Advance or the Aggregate Advances (or, in the case of a failure to prepay or borrow, the Settlement Period which would have commenced on the date of such failure to prepay or borrow) at the Interest Rate over (y) the amount of interest (as reasonably determined by Lender) Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such Settlement Period placed with it by leading banks in the London Interbank market.

ARTICLE 8.  CONDITIONS TO MAKING ADVANCES

        SECTION 8.01.     Conditions to Making Initial Advance.   Lender’s obligation to make the initial Advance is subject to the satisfaction of the conditions set forth in Section 8.02 and receipt by Lender of the following:

        (a)     duly executed original counterparts of this Agreement and each other Program Document, all signed by all parties thereto other than Lender;

        (b)     an opinion letter or letters, each in form and substance reasonably satisfactory to Lender, of Testa, Hurwitz &Thibeault, LLP, counsel for the Seller, Servicer, and Purchaser, dated as of the Closing Date, which address each of the following matters and such other matters as Lender may reasonably request: (i) the due authorization, execution, delivery, enforceability, and other corporate matters of the Seller, Servicer, and Purchaser as to the Program Documents; (ii) the perfection of the Purchaser’s ownership interest in and to the Purchased Receivables and their Related Rights and Property; (iii) the creation of a perfected security interest in favor of Lender in all of the Collateral; (iv) the existence of a “true sale” of the Purchased Receivables from Seller to Purchaser under the Purchase Agreement; and (v) the inapplicability of the doctrine of substantive consolidation to Seller, on the one hand, and Purchaser, on the other, in connection with any bankruptcy proceeding involving either of them;

        (c)     certificates (each, a “Closing Certificate”) substantially in the form of Exhibit G, attached hereto and made a part hereof, dated as of the Closing Date, signed by a Senior Officer of each of Purchaser and Seller (including Seller in its capacity as Servicer);

        (d)     all documents which Lender may reasonably request relating to the existence of Purchaser, the Servicer, and the Seller, the corporate authority for and the validity of this Agreement, the Note, and the other Program Documents, and any other matters relevant hereto, all in form and substance satisfactory to Lender, including, without limitation, certificates of such Persons substantially in the form of Exhibit H (each, an “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of such Person, certifying as to the names, true signatures, and incumbency of the officer or officers of such Persons authorized to execute and deliver the Program Documents, and certified copies of the following items: (i) such Person’s Certificate of Incorporation or other registered, constitutional document, (ii) such Person’s Bylaws or related agreement, (iii) a certificate of good standing or valid existence of the Secretary of State of the state of the jurisdiction of its incorporation and of each state in which it is qualified to do business as a foreign corporation, and (iv) the action taken by the Board of Directors or other Persons with management control of such Persons authorizing the execution, delivery, and performance of this Agreement, the Note, and the other Program Documents to which such Person is a party;

        (e)     recorded UCC Financing Statements (satisfactory in form and content to Lender in all respects) (i) pertaining to (A) Purchaser’s ownership and/or security interest in the Purchased Receivables and their Related Rights and Property and (B) Lender’s first priority security interest in the Collateral and (ii) evidencing recordation thereof in all filing offices deemed necessary by Lender;

        (f)     lien searches reasonably acceptable to Lender, showing no Liens on any of the Seller’s, Servicer’s, or Purchaser’s Accounts Receivables or Related Rights and Property other than Permitted Encumbrances;

        (g)     evidence of the Policy and other insurance as required by this Agreement;

        (h)     agreements regarding, and other evidence respecting, the establishment of the Lockbox and the Purchaser’s Account, all in form and substance reasonably satisfactory to Lender, including, without limitation, the Lockbox Agreement and Blocked Account Agreement, to the extent applicable;

        (i)     payment of all fees owed to Lender hereunder;

        (j)     receipt of an agreement among Underwriter, Purchaser, and Lender in form satisfactory to all such Persons concerning, inter alia, designation of Lender as the sole loss payee under the Policy, Underwriter’s agreement to notify Lender of certain events, Underwriter’s acknowledgment that the Policy is effective even though Purchaser is not the originator of the insured Accounts Receivables, and that certain requirements under the Policy may be met by Servicer or Seller rather than strictly by Purchaser; and

        (k)     a duly executed Settlement Report.

        SECTION 8.02.     Conditions to the Making of All Advances.   Lender’s obligation to make any Advance is subject to the satisfaction of the following conditions:

        (a)     Lender shall have received originals or copies of all reports, documents, and certifications which are, in accordance with the terms of the Program Documents, to be delivered to Lender, including, without limitation, Bills of Sale evidencing Purchaser’s ownership of the Purchased Receivables, IRPF Receivables Reports, Settlement Reports, reports from the Servicer and Lockbox administrator, Purchase Notices, and a fully executed Advance Request pertaining to such Advance;

        (b)     the Policy must be in full force and effect, with all premiums due and payable thereon having been paid, and the Lender must be satisfied that the Borrowing Base has been calculated in the manner agreed upon by Lender and Purchaser;

        (c)     the Purchaser’s Account and Lockbox shall continue to exist in full force and effect and Lender shall continue to have a first priority perfected security interest in each of them;

        (d)     immediately before and after the making of any Advance, there shall exist no Default or Event of Default; and

        (e)     each of the representations and warranties of Purchaser contained in Article 4 shall be true in all material respects on and as of the date of such Advance.

        The making of any Advance shall be deemed to be a representation and warranty by Purchaser on the date of such Advance as to the complete satisfaction of the conditions specified in paragraphs (a) through (d) of this Section.

ARTICLE 9.  MISCELLANEOUS

        SECTION 9.01.     Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request, or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the confirmation is received; (ii) if given by mail, seventy-two hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Lender under Article 2 shall not be effective until received.

        SECTION 9.02.     No Waivers.   The failure of Purchaser to satisfy, or the waiver by Lender of, any condition set forth in Article 8 shall not constitute a waiver of any such condition with respect to any subsequent Advance, unless such waiver is expressly agreed to in writing as required by Section 9.06. No failure or delay by Lender in exercising any right, power, or privilege hereunder or under any other Program Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 9.03.     Expenses; Documentary Taxes.   Purchaser shall pay (a) all out-of-pocket expenses (including, without limitation, all documented attorney and paralegal fees and expenses of Lender, recording costs, recording or intangible taxes, and title insurance, if any) of Lender reasonably incurred in connection with this Agreement and the other Program Documents, including, without limitation, (i) all costs, fees, and taxes pertaining to the obtaining, preparation, or filing of all Lien searches and Financing Statements (including, without limitation, any release thereof), (ii) all costs and fees incurred in connection with the preparation, negotiation, administration, and execution and delivery of this Agreement and the other Program Documents, and any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder, (iii) sums paid or incurred to pay for any amount or to take any action required of Purchaser hereunder or under this Agreement that Purchaser fails to pay or take; (iv) costs and expenses of preserving and protecting the Collateral; and (b) during the existence of an Event of Default, costs and expenses (including reasonable attorney and paralegal fees and expenses) paid or incurred to obtain payment of the Obligations, enforce the Lien in the Collateral, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions hereof or of any Program Document or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions hereof, or of any Program Document regarding costs and expenses to be paid by Purchaser or any other Person. In the event Purchaser becomes a debtor under the Bankruptcy Code, Lender’s secured claim in such case shall include interest on the Obligations and all fees, costs, and charges provided for herein (including, without limitation, reasonable attorneys’ fees actually incurred), all to the extent allowed by the Bankruptcy Code. Purchaser shall indemnify Lender against any transfer taxes, documentary taxes, assessments, or charges made by any Governmental Body or Authority by reason of the execution and delivery of this Agreement or the other Program Documents.

        SECTION 9.04.     Indemnification.   Purchaser shall indemnify Lender and its directors, officers, employees, and agents from, and hold each of them harmless against, any and all Losses to which any of them may become subject, insofar as such Losses arise out of or result from any actual or proposed use by Purchaser of the proceeds of any Advance or breach by Purchaser of this Agreement or any other Program Document or from any investigation, litigation (including, without limitation, any actions taken by Lender to enforce this Agreement or any of the other Program Documents), or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and Purchaser shall reimburse such Persons upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such Losses incurred by reason of the gross negligence or willful misconduct of the Person (or agent thereof) to be indemnified.

        SECTION 9.05.     Setoff; Sharing of Setoffs.   Purchaser hereby grants to Lender a lien to secure the payment and performance of the Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred, or assigned to Lender or otherwise in the possession or control of Lender for any purpose for the account or benefit of Purchaser and including any balance of any deposit account or of any credit of Purchaser with Lender, whether now existing or hereafter established, hereby authorizing Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations owing by Purchaser to Lender then past due and in such amounts as they may elect, and whether or not the Collateral or other collateral, if any, or the responsibility of other Persons primarily, secondarily, or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee. Any other provision of this Agreement or any other Program Document to the contrary notwithstanding, Lender agrees that it shall have no security interest in any items of payment or other collections (or the funds thereof) received on account of any Unsold Receivables which may be, from time to time, received into the Lockbox or on deposit in the Purchaser’s Account.

        SECTION 9.06.     Amendments and Waivers.   No provision of this Agreement, the Note, or any other Program Documents to which Lender is a party, may be amended, restated, supplemented, or otherwise modified except by a writing signed by Lender and all other parties thereto. Purchaser agrees that it will not amend, restate, supplement, or otherwise modify any Program Document to which it is, but Lender is not, a party, without Lender’s prior written consent and that it will not permit, allow, or consent to any amendment, restatement, supplement or modification of the Standard Terms, the Policies and Procedures, any Underlying Contract, or the Policy without the Prior written consent of Lender.

        SECTION 9.07.    Successors and Assigns.

        (a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Purchaser may not assign or otherwise transfer any of its rights under this Agreement.

        SECTION 9.08.     New York Law.   This Agreement and the Note shall be construed in accordance with and governed by the law of the State of New York, without regard for its conflicts of law principles (other than Section 5-1401 of the New York General Obligations Laws).

        SECTION 9.09.     Severability.   In case any one or more of the provisions contained in this Agreement, the Note, or any of the other Program Documents to which Purchaser and Lender are the only parties should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

        SECTION 9.10.     Interpretation.   No provision of this Agreement or any of the other Program Documents to which Purchaser and Lender are the only parties shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

        SECTION 9.11.     WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.   PURCHASER AND LENDER EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT; (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE COURTS OF THE STATES OF NEW YORK AND NORTH CAROLINA AND THE UNITED STATES DISTRICT COURTS OF NORTH CAROLINA AND THE SOUTHERN DISTRICT OF NEW YORK FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTE, AND THE OTHER PROGRAM DOCUMENTS; (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATES AND DISTRICTS DESCRIBED ABOVE FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTE, OR THE OTHER PROGRAM DOCUMENTS; AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO PURCHASER. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST PURCHASER PERSONALLY, AND AGAINST ANY ASSETS OF PURCHASER, WITHIN ANY OTHER STATE OR JURISDICTION.

        SECTION 9.12.     Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        SECTION 9.13.     Consequential Damages.   NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER PROGRAM DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        SECTION 9.14.     Entire Agreement.   This Agreement, together with the other Program Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede and replace any agreement, written or oral, existing between or among the parties hereto in respect of such subject matter.

[Signatures are contained on the following pages.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

PURCHASER: SKYWORKS USA, INC. (SEAL)
By:/s/ Robert A. Sagedy, Jr.
     Name:Robert A. Sagedy, Jr.
     Title: Vice President

Skyworks USA, Inc.
103 Foulk Road, Suite 202
Wilmington, Delaware 19803
Attn: Robert A. Sagedy, Jr., Vice
President-Administrative Manager
Telecopier No.: 302-652-8667
Confirmation No.: 302-656-1950

with copy to:

Skyworks Solutions, Inc.
5221 California Avenue
Irvine, California 92612
Attn: Daniel N. Yannuzzi
Telecopier No.: 949-231-3206
Confirmation No.: 949-231-3200

LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION (SEAL)

By:/s/ Brian J. Fulk
     Name: Brian J. Fulk
     Title:

Lending Office:
Wachovia Bank, National Association
One South Broad Street
Philadelphia, Pennsylvania 19107
Attention: Alison Price, Structured Trade Finance
Telecopier number: 267-321-6550
Confirmation number: 267-321-6600

SCHEDULE 4.03—LITIGATION

1.	SimmTech Co., Ltd vs. Skyworks Solutions, Inc.; Seoul District Court, Seoul Korea; 20th Civil Department; 2003 Gahap 16813.

The information provided herein is provided for the purpose of disclosure under the Agreement and should not be construed as indicating that such matter is material or is necessarily required to be disclosed by the Company.

SCHEDULE 4.22—PURCHASER’S ACCOUNT INFORMATION

[TO BE PROVIDED BY WACHOVIA]

EXHIBIT A	ADVANCE REQUEST
EXHIBIT B	BLOCKED ACCOUNT AGREEMENT
EXHIBIT C	FORM OF SETTLEMENT REPORT
EXHIBIT D	FORM OF PROMISSORY NOTE
EXHIBIT E	FORM OF SUBORDINATED NOTE
EXHIBIT F	FORM OF COUNSEL OPINION
EXHIBIT G	FORM OF CLOSING CERTIFICATE
EXHIBIT H	FORM OF OFFICER'S CERTIFICATE

EXHIBIT A

FORM OF ADVANCE REQUEST

Settlement Date: _____________________

Wachovia Bank, National Association.One
South Broad StreetPhiladelphia,
Pennsylvania 19107Attention:
Alison Price

Re:	Credit and Security Agreement (as amended, restated, supplement, or otherwise modified from time to time, the "Credit Agreement") dated as of July 15, 2003, by and between Skyworks USA,
Inc. ("Purchaser"), and Wachovia Bank, National Association ("Lender").

Gentlemen:

        Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement. This Advance Request is delivered to you pursuant to SECTION 2.02 of the Credit Agreement.

        Purchaser hereby requests an Advance in the aggregate principal amount of $[__________] to be made on [___________ __], [20__], which date is the next-occurring Settlement Date, at the Interest Rate as determined by the Credit Agreement.

        Purchaser hereby represents and warrants that each of the conditions set forth in Section 8.02 of the Credit Agreement is satisfied as of this date and will continue to be satisfied as of the date of the Advance described above. In addition, Purchaser represents and warrants that each of the representations and warranties made in the Credit Agreement is true and correct in all material respects as if made on this date.

        Purchaser has caused this Advance Request to be executed and delivered by its duly authorized Senior Officer as of [___________ __], [20__].

SKYWORKS USA, INC.
By:
Title:

EXHIBIT B

BLOCKED ACCOUNT AGREEMENT

CONTROL AGREEMENT FOR
NOTIFICATION AND ACKNOWLEDGMENT
OF PLEDGE OR SECURITY INTEREST IN ACCOUNTS

        This CONTROL AGREEMENT is made and entered into as of July 15, 2003, by and among WACHOVIA BANK, NATIONAL ASSOCIATION (“Depository Bank”), SKYWORKS USA, INC., a Delaware corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

Statement of Facts

        Depository Bank acknowledges that as of this date it maintains a remittance Lockbox (as such term is defined below) and demand deposit account number 2000015149640 in the name of Borrower (the “Account”), both being governed by the terms and conditions of the [Deposit Agreement and Disclosures for Non-Personal Accounts] published by the Depository Bank from time to time (“Deposit Agreement”). Borrower has assigned and granted to Lender a pledge and security interest in the contents of the lockbox and the Account and all funds on deposit therein from time to time (other than funds representing collections on Unsold Receivables (as such term is defined in the Credit Agreement described below)) to secure Borrower’s obligations to Lender under that certain Credit and Security Agreement dated as of July 15, 2003 (the “Credit Agreement”), by and between Lender and Borrower, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

        The parties desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Lockbox, the Account and all contents and amounts on deposit therein from time to time. To the extent that any conflict may exist between the provisions of the Deposit Agreement and this Agreement, then this Agreement shall control.

        NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the parties agree as follows:

Statement of Terms

        1.    Lender has agreed to extend certain financing arrangements to Borrower, and, in consideration for credit extended to it by Lender, Borrower hereby notifies the Depository Bank, and the Depository Bank acknowledges, that Borrower has pledged to Lender its accounts receivable due from its customers and has granted Lender a security interest in the lockbox contents and items deposited in the Account; provided, however, that the security interest granted herein and in any Program Document (as such term is defined in the Credit Agreement) shall not attach to, nor shall Lender have any claim on, any items of payment or other collections received into the Lockbox or by Lender on account of any Unsold Receivable.

        2.    The Borrower has established the lockbox with Depository Bank (the “Lockbox”) for the collection of checks, evidences of payment and accompanying documents from Borrower’s customers. The Borrower also maintains the Account and has instructed the Depository Bank to deposit all items from the Lockbox directly into the Account. By their execution of this Agreement, Borrower and Lender hereby authorize and direct the Depository Bank, and the Depository Bank hereby agrees, (i) that only the Lender shall have the ability to withdraw, or direct the withdrawals of, funds from the Account, (ii) the Borrower shall have no right to exercise any authority of any kind with respect to the Account and the funds deposited therein, (iii) so long as this Agreement shall remain in effect the Account will be maintained in the name of the Borrower, or such other name as directed from time to time by the Lender, and (iv) by their signature to this Agreement and upon receipt of the Depository Bank’s Wire Transfer Schedule properly completed by Lender, Borrower and Lender hereby authorize and direct the Depository Bank to forward funds from the Account by wire transfer at such times and to the account of such payees as directed by Lender in writing from time to time. Such transfers will be performed on the same banking day the Depository Bank receives such written directions, if such directions are received by the Depository Bank before 12:00 P.M. (on the Depository Bank’s local time) on such banking day. Otherwise, such transfers shall be performed on the banking day following the Depository Bank’s receipt of such directions. Any other provision of this Agreement to the contrary notwithstanding, Lender shall have no security interest in any items of payment or other collections (or the funds thereof) received into the Lockbox or by Lender on account of any Unsold Receivables.

        3.    At Lender’s request, Depository Bank agrees to deliver copies of all information, other than canceled checks which the Depository Bank is otherwise obligated to send to the Borrower (by law, agreement or otherwise) to the Lender by regular U.S. mail at the address specified below.

        4.    The Depository Bank hereby agrees that, so long as this Agreement is in effect, it will not exercise or claim any right of set-off or bankers lien against the Account or any funds on deposit therein, and the Depository Bank hereby further waives during the term of this Agreement any such right or lien which it may have against any of the funds deposited in the Account, except to the extent expressly set forth in paragraph 5 below.

        5.    Depository Bank may offset and charge Borrower’s other accounts for any items deposited in the Account which are returned for any reason or otherwise not collected (including, without limitation, with respect to any Unsold Receivables), and may offset and charge such other accounts for all service charges, fees, expenses and other items normally chargeable to the Account. If there are not sufficient funds in the other accounts to pay such amounts, then the Depository Bank may offset and charge the Account for all such amounts. If there are insufficient funds in the other accounts and the Account to pay such amounts, or if applicable law prohibits such charges or offsets against the other accounts and the Account, then Lender agrees to pay Depository Bank within five (5) business days of written notice of demand (i) all service charges, fees, expenses (including reasonable attorney fees actually incurred in connection with enforcement of the obligations of the Lender hereunder) and other items normally chargeable to the Account, and (ii) the amount of items deposited in the Account which are returned for any reason, or otherwise not collected (including, without limitation, with respect to any Unsold Receivables). Borrower and Lender acknowledge that Borrower is obligated to pay all customary and reasonable Depository Bank charges resulting from operation of the Account, including a monthly maintenance fee during the existence of this Agreement. Borrower agrees to reimburse the Lender for any monies that the Lender forwards to Depository Bank in settlement and satisfaction of any charges as detailed above. In the absence of gross negligence or willful misconduct on the part of the Depository Bank, Borrower agrees to bear all risk of loss associated with the Account.

        6.    This Agreement may not be terminated by the Borrower. This Agreement may be terminated by the Lender at any time upon its delivery of written notice of such termination to the Depository Bank. This Agreement may be terminated by the Depository Bank at any time on not less than thirty (30) days’ prior written notice of such intention delivered by it to each of the Borrower and the Lender. The Depository Bank’s reimbursement and indemnity rights against the Borrower under paragraph 5 above and paragraph 8 below shall survive the expiration or any termination of this Agreement. In addition, the Depository Bank’s reimbursement rights against the Lender under paragraph 5 above, and Lender’s indemnification and reimbursement rights against Borrower under paragraph 5 above, shall survive any termination of this Agreement. Upon any termination of this Agreement, all net funds remaining in the Account, after charge-backs and set-offs by the Depository Bank, shall be forwarded by the Depository Bank directly to the Lender in accordance with paragraph 3 above.

        7.    Both Lender and Borrower agree the Depository Bank shall be entitled to rely conclusively upon and shall have no liability for acting upon any notice or instruction it receives from the Lender and shall have no obligation to investigate or verify the authenticity or correctness of any such notice or instruction.

    8.    Borrower agrees to indemnify and hold harmless the Depository Bank from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses and liabilities of every nature and character arising out of or related to this Agreement or the transactions contemplated hereby or the Depository Bank’s actions taken hereunder, except to the extent that any of same shall be directly caused by the Depository Bank’s willful misconduct or gross negligence. All such amounts shall be payable on demand. In no event shall the Depository Bank be liable for special, indirect, exemplary, consequential or punitive damages.

        9.    All notices or other communications required or provided under this Agreement shall be in writing and shall be sent to each party at its respective address and be issued by and directed to the designated officer (the “Designated Officer”) set forth beneath its signature below (or at such other address and to or by such other Designated Officer as such party may designate in writing to the other parties). Such notices or communications shall be effective on the date actually received by the Designated Officer if received prior to 12:00 noon ET on any business day of the Depository Bank. If received by the Designated Officer after 12:00 noon ET or if received by the Designated Officer on a non-banking day, such notice or communication shall be effective on the immediately succeeding banking day of the Depository Bank.

        10.    The Lender hereby appoints the Depository Bank as the Lender’s bailee and pledgee-in-possession for the Account and all receipts, and the Depository Bank, by its execution and delivery of this Agreement hereby accepts such appointment and agrees to be bound by the terms of this Agreement.

        11.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        12.    This Agreement shall be governed by the laws of the State where the Account is maintained (without giving effect to its conflicts of law rules).

        13.    This Agreement may be executed in any number of several counterparts.

        14.    This Agreement shall only be modified or amended by written agreement of the parties evidencing such modification or amendment.

[Signatures on following page.]

        IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the day and year first above set forth.

DEPOSITORY BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:________________________________________
Name:______________________________________
Title:______________________________________
Address:    One South Broad Street
                     Philadelphia, Pennsylvania 19107
                     Attn: Alison Price, Designated Officer
                     Phone: 267-321-6550

BORROWER

SKYWORKS USA, INC.

By:________________________________________
Name:______________________________________
Title:______________________________________
Address:    103 Foulk Road, Suite 202
                     Wilmington, Delaware 19803
                     Attn: Robert A. Sagedy, Jr., Designated Officer
                      Phone: 302-656-1950

LENDER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:________________________________________
Name:______________________________________
Title:______________________________________
Address:    One South Broad Street
                     Philadelphia, Pennsylvania 19107
                     Attn: Alison Price, Designated Officer
                     Phone: 267-321-6550

EXHIBIT C

FORM OF SETTLEMENT REPORT

[TO BE PROVIDED BY WACHOVIA]

EXHIBIT D

PROMISSORY NOTE

July 15, 2003
Philadelphia, Pennsylvania

$50,000,000.00

        For value received, SKYWORKS USA, INC., a Delaware corporation (the “Purchaser”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”), the principal sum of FIFTY MILLION DOLLARS AND NO/100 DOLLARS ($50,000,000.00) or such lesser amount as shall equal the unpaid principal amount of all Advances made by Lender to Purchaser pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. Purchaser promises to pay interest on the unpaid principal amount of this Promissory Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Wachovia Bank, National Association, 123 South Broad Street, Philadelphia, Pennsylvania 19107, or such other address as may be specified from time to time pursuant to the Credit Agreement.

        All Advances made by Lender, the interest rates from time to time applicable thereto, and all repayments of the principal thereof shall be recorded by Lender and, prior to any transfer hereof, endorsed by Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of Purchaser hereunder or under the Credit Agreement.

        This Promissory Note is the “Note” referred to in the Credit and Security Agreement of even date herewith by and between Purchaser and Lender (as the same may be amended and modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the optional and mandatory prepayment and the repayment hereof and the acceleration of the maturity hereof, as well as the obligation of Purchaser to pay all costs of collection, including reasonable attorneys’ fees, in the event this Promissory Note is collected by law or through an attorney at law.

        Purchaser hereby waives presentment, demand, protest, notice of demand and nonpayment, and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

        IN WITNESS WHEREOF, Purchaser has caused this Promissory Note to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

SKYWORKS USA, INC. (SEAL)
By:
Name:
Title:

EXHIBIT E

FORM OF SUBORDINATED NOTE

Philadelphia, Pennsylvania
July 15, 2003

$[_________________]

        This SUBORDINATED PROMISSORY NOTE is the “Subordinated Note” described in that certain Credit and Security Agreement dated as of the date hereof (the “Credit Agreement”) by and between Wachovia Bank, National Association (the “Lender”), and Skyworks USA, Inc., a Delaware corporation (“Purchaser”). Unless otherwise defined herein, all terms used in this Subordinated Note shall have the meanings given such terms in the Credit Agreement or the other Program Documents.

        For value received, Purchaser promises to pay to the order of Skyworks Solutions, Inc., a Delaware corporation (the “Holder”), the principal sum of [___________________] AND NO/100 DOLLARS ($[__________]) or such lesser amount as shall equal the unpaid principal amount accrued and outstanding from time to time hereunder, such amount representing the outstanding Deferred Price component of the Purchase Price for those of Holder’s Accounts Receivable purchased by Purchaser from time to time under the Purchase Agreement. The Purchaser agrees to pay interest on the aggregate principal amount outstanding from time to time at an annual rate of interest of 6%. Such interest shall be calculated on the basis of an assumed year of 360 days for the actual number of days elapsed. All payments received on payment of this Subordinated Note shall first be applied to the payment of accrued but unpaid interest and then to principal. Purchaser agrees to make all payments of principal and interest as provided in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds c/o Seller, 20 Sylvan Lane, Woburn, Massachusetts 01801 for the account of the Holder, or at such other address as the Holder my designate in writing.

        Purchaser hereby waives presentment, demand, protest, notice of demand and nonpayment, and any other notice required by law relative hereto.

        Holder hereby subordinates and postpones the payment and the time of payment of all principal, interest and all other sums payable hereunder (the “Subordinated Indebtedness”) to and in favor of the payment and the time of payment of all of the Senior Indebtedness. The term “Senior Indebtedness” shall mean all principal, interest, fees, other costs and expenses, and the “Obligations” (as defined in the Credit Agreement) owing by Purchaser to Lender (as such Senior Indebtedness is evidenced by that certain Promissory Note dated on or about even date herewith payable to the order of Lender). So long as all or any part of the Senior Indebtedness remains unpaid, Holder shall not, without the prior written consent of Lender, ask, demand, accelerate, declare a default under, sue for, set off, accept or receive any payment of all or any part of the Subordinated Indebtedness; provided, however, that the Holder may receive payment of that portion of the Subordinated Indebtedness consisting of timely payments of accrued and unpaid interest in accordance with the Credit Agreement; provided further that such payments do not cause or result in a default under the Senior Indebtedness. Holder and the undersigned agree in favor of Lender that the Subordinated Indebtedness is not secured and shall not be secured by collateral security in any way directly or indirectly, other than any lien Holder may have in any Recourse Receivables and their Related Rights and Property for which Holder has paid the Repurchase Price thereof; provided, however, Holder hereby subordinates any lien and the priority of any security interest, lien or encumbrance and other interests of Holder in and to any collateral security to the lien and security interest of Lender therein notwithstanding the time of attachment of that interest.

        Should any payment or distribution with respect to the Subordinated Indebtedness not permitted by the provisions hereof be received by Holder prior to the full payment and satisfaction of the Senior Indebtedness, Holder will deliver the same to Lender in precisely the form received (except for the endorsement or assignment of Holder where necessary), for application to the Senior Indebtedness (whether due or not due and in such order and manner as Lender may elect), and, until so delivered, the same shall be held in trust by Holder as property of Lender. In the event of the failure of Holder to make any such endorsement or assignment, Lender, or any of its officers or employees on behalf of Lender, is hereby irrevocably authorized in its own name or in the name of Holder to make the same, and is hereby appointed Holder’s attorney-in-fact for those purposes, that appointment being coupled with an interest and irrevocable. Lender is a third party beneficiary of the terms of this instrument.

        Holder hereby consents that at any time and from time to time and with or without consideration, Lender may, without further consent of or notice to Holder and without in any manner affecting, impairing, lessening or releasing any of the provisions hereof, renew, extend, amend, supplement, modify, change the manner, time, place and terms of payment of, sell, exchange, release, substitute, surrender, realize upon, modify, waive, grant indulgences with respect to and otherwise deal with in any manner (a) all or any part of the Senior Indebtedness, the Credit Agreement, and the other Program Documents; (b) all or any part of any property at any time securing all or any part of the Senior Indebtedness; and (c) any Person at any time primarily or secondarily liable for all or any part of the Senior Indebtedness and/or any collateral security therefor.

        IN WITNESS WHEREOF, Purchaser has caused this Subordinated Promissory Note to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

SKYWORKS USA, INC., a Delaware corporation
By:
Title:

EXHIBIT F

OPINION OF
COUNSEL FOR PURCHASER, SERVICER, AND SELLER

1.	True Sale and Non-Consolidation Opinion
2.	General Corporate Opinions for each of (together or in separate documents) Purchaser, Seller, and Servicer

EXHIBIT G

CLOSING CERTIFICATE

        Reference is made to the Credit and Security Agreement (the “Credit Agreement”) dated as of July 15, 2003, by and between Skyworks USA, Inc. (“Purchaser”), and Wachovia Bank, National Association, as “Lender.” Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

        Pursuant to Section 8.01(c) of the Credit Agreement, [______________________], the duly authorized [_______________] of Purchaser, hereby certifies to Lender that (i) no Default has occurred and is continuing as of the date hereof, and (ii) the representations and warranties contained in Article 4 of the Credit Agreement are true in all material respects on and as of the date hereof.

        Certified as of this 15th day of July, 2003.

[_________________]

By:
Title:

EXHIBIT H

[ONE EACH FOR SELLER, SERVICER, AND PURCHASER]

FORM OF OFFICER’S CERTIFICATE

        The undersigned, [___________________], [___________________] of [___________________], a [___________________] (the “Certifying Entity”), hereby certifies that s/he has been duly elected, qualified and is acting in such capacity and that, as such, s/he is familiar with the facts herein certified and is duly authorized to certify the same, and hereby further certifies, in connection with the Credit and Security Agreement dated as of July [____], 2003 (the “Credit Agreement”) among _______________________ and Wachovia Bank, National Association (“Lender”), that:

1.     Attached hereto as Exhibit A is a complete and correct copy of the Certificate of Incorporation of the Certifying Entity as in full force and effect on the date hereof as certified by the Secretary of State of the State of [___________________], the Certifying Entity’s state of organization.

2.     Attached hereto as Exhibit B is a complete and correct copy of the By-Laws of the Certifying Person as in full force and effect on the date hereof.

3.     Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the Board of Directors of the Certifying Entity on July [____], 2003, approving, and authorizing the execution and delivery of, the [Credit Agreement, the Note, the Purchase Agreement, the Servicing Agreement, the Policy, and the other Program Documents (as such terms are defined in the Credit Agreement) to which Purchaser is a party]. Such resolutions have not been repealed or amended and are in full force and effect, and no other resolutions or consents have been adopted by such Board of Directors in connection therewith.

4.     [[___________________], who is [___________________] of the Certifying Entity signed the [Credit Agreement, the Note, the Purchase Agreement, the Servicing Agreement, the Policy, and the other Program Documents to which Purchaser is a party], was duly elected, qualified and acting as such at the time s/he signed the [Credit Agreement, the Notes and other Program Documents to which Purchaser is a party], and his/her signature appearing on such Program Documents is his/her genuine signature.]

        Terms with their initial letters capitalized but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement and other Program Documents.

        IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand as of July [____], 2003.